SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 10/A

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
     Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934




                      Belport Capital Fund LLC (the "Fund")
                      -------------------------------------
             (Exact name of registrant as specified in its charter)


         Delaware                                      04-3551830
         --------                         ------------------------------------
  (State of organization)                 (I.R.S. Employer Identification No.)


            The Eaton Vance Building
     255 State Street, Boston, Massachusetts                02109
     ----------------------------------------               -----
     (Address of principal executive offices)             (Zip Code)


Registrant's telephone number:  617-482-8260
                                ------------


Securities to be registered pursuant to Section 12(b) of the Act:  None
                                                                   ----


Securities to be registered pursuant to Section 12(g) of the Act:


           Limited Liability Company Interests in the Fund ("Shares")
           ----------------------------------------------------------
                                (Title of class)






                    The Exhibit Index is located on page 48.




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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT
                 ----------------------------------------------


ITEM 1.  BUSINESS.
------------------

Belport Capital Fund LLC (the "Fund") is a Delaware limited liability company organized in 2000 to provide diversification and tax-sensitive investment management to investors who are "qualified purchasers" as defined in Section 2(a)(51)(A) of the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules thereunder. The Fund seeks to achieve long-term, after-tax returns for persons who have invested in the Fund ("Shareholders") by acquiring limited liability company interests ("Shares") in the Fund. The Fund commenced its investment operations on March 14, 2001. The Fund conducted no operations prior to that date.

BELVEDERE CAPITAL FUND COMPANY LLC AND TAX-MANAGED GROWTH PORTFOLIO. The Fund pursues its investment objective primarily by investing indirectly in Tax-Managed Growth Portfolio (the "Portfolio"), a diversified, open-end management investment company registered under the 1940 Act, with net assets of approximately $18.3 billion as of December 31, 2001. The Portfolio was organized in 1995 as successor to the investment operations of Eaton Vance Tax-Managed Growth Fund 1.0 (formerly Capital Exchange Fund), a mutual fund established in 1966 and managed from inception for long-term, after-tax returns. The Fund accepted contributions of securities from investors in exchange for Shares of the Fund. These securities were then contributed by the Fund to Belvedere Capital Fund Company LLC (the "Company"), a Massachusetts limited liability company. The Company then contributed the securities received from the Fund to the Portfolio in exchange for an interest in the Portfolio. Like the Fund, the Company and the Portfolio also seek to achieve long-term after-tax returns. Through its indirect investment in the Portfolio, the Fund participates in a substantially larger and more diversified investment portfolio than if it had held the contributed securities and managed these assets directly. As of December 31, 2001, the investment assets of the Company consisted exclusively of an interest in the Portfolio with a value of $10.33 billion. As of such date, the assets of the Fund invested in the Company totaled $1.76 billion, approximately 17% of the Company's assets. The other investors in the Company include other investment funds sponsored by the Eaton Vance organization, as well as qualified individual investors who acquired shares of the Company in exchange for portfolios of acceptable securities.

THE INVESTMENT OBJECTIVE AND POLICIES OF THE PORTFOLIO. The investment objective of the Portfolio is to achieve long-term, after-tax returns for its investors by investing in a diversified portfolio of equity securities. The Portfolio emphasizes investments in common stocks of domestic and foreign growth companies that are considered to be high in quality and attractive in their long-term investment prospects. Under normal market conditions, the Portfolio will invest primarily in common stocks. Although the Portfolio may also invest in investment-grade preferred stocks and debt securities, purchases of such securities are normally limited to securities convertible into common stocks and temporary investments in short-term notes and government obligations. During periods in which the investment adviser to the Portfolio believes that returns on common stock investments may be unfavorable, the Portfolio may invest a portion of its assets in U.S. government obligations and high quality short-term notes. The Portfolio's holdings represent a number of different industries. Not more than 25% of the Portfolio's assets may be invested in the securities of issuers having their principal business activity in the same industry, determined as of the time of acquisition of any such securities.

TAX-MANAGED INVESTING. In its operations, the Portfolio seeks to achieve long-term, after-tax returns in part by minimizing the taxes incurred by investors in the Portfolio in connection with the Portfolio's investment income and realized capital gains. Taxes on investment income are minimized by investing primarily in lower-yielding securities. Taxes on realized capital gains are minimized by avoiding or minimizing the sale of securities holdings with large accumulated capital gains. The Portfolio seeks to invest in a broadly diversified portfolio of stocks and to invest primarily in established companies with characteristics of above-average growth, predictability and stability that are acquired with the expectation of being held for a period of years. The Portfolio generally seeks to avoid realizing short-term capital gains. When a decision is made to sell a particular appreciated security, the Portfolio will select for sale the share lots resulting in the most favorable tax treatment, generally those with holding periods sufficient to qualify for long-term capital gains treatment that have the highest cost basis. The Portfolio may, when deemed prudent by its investment adviser, sell securities to realize capital losses that can be used to offset realized gains. While the Portfolio generally has retained the securities contributed to the Portfolio by the Fund, the Portfolio has the flexibility to sell any of those securities. In lieu of selling a security, the Portfolio may hedge its exposure to that security by using the techniques described below. The Portfolio also disposes of securities through its practice of settling redemptions by a distribution of securities as described in Item 9(a).

To protect against price declines in securities holdings with large accumulated capital gains, the Portfolio may use various investment techniques, including, but not limited to, the purchase of put options on securities held, equity collars (combining the purchase of a put option and the sale of a call option), equity swaps, covered short sales, and the sale of stock index futures contracts. By using these techniques rather than selling such securities, the Portfolio can reduce its exposure to price declines in the securities without realizing substantial capital gains under current tax law. The Portfolio's ability to utilize covered short sales, certain equity swaps and certain equity collar strategies as a tax-efficient management technique with respect to holdings of appreciated securities is limited to circumstances in which the hedging transaction is closed out within thirty days after the end of the taxable year of the Portfolio in which the hedging transaction was initiated and the underlying appreciated securities position is held unhedged for at least the next sixty days after such hedging transaction is closed. The use of these investment techniques may require the Portfolio to commit or make available cash and, therefore, may not be available at such times as the Portfolio has limited holdings of cash. During January, 2001, the Portfolio held short positions on three portfolio securities. The short positions were entered into during 2000 and at December 31, 2000 had a combined value equal to approximately 1% of the Portfolio's net assets. The gain realized when the short positions were sold in January, 2001 constituted less than 0.3% of the Portfolio's net assets as of December 31, 2001. The Portfolio paid commissions totaling approximately $113,000 in connection with the short sales. The Portfolio did not otherwise employ any of the techniques described above during the year ended December 31, 2001.

THE FUND'S REAL ESTATE INVESTMENTS THROUGH BELPORT REALTY CORPORATION. Separate from its investment in the Portfolio through the Company, the Fund invests through its subsidiary, Belport Realty Corporation ("BRC"), primarily in interests in real estate joint ventures ("Real Estate Joint Ventures"). BRC also invests in a portfolio of income-producing preferred equity interests in real estate operating partnerships that generally are affiliated with real estate investment trusts ("REITs") that are publicly traded ("Partnership Preference Units"). Real Estate Joint Ventures and Partnership Preference Units are collectively referred to herein as "real estate investments". In the future, BRC may make other types of real estate investments, such as interests in real properties subject to long-term leases. BRC may purchase real estate investments from, and sell them to, other investment funds sponsored by the Eaton Vance organization and REIT subsidiaries thereof. BMR serves as manager of BRC. In that capacity, BMR manages the investment and reinvestment of BRC's assets and administers its affairs. As of December 31, 2001, approximately 84% of BRC's assets was invested in Real Estate Joint Ventures and approximately 15% of its assets was invested in Partnership Preference Units.

At December 31, 2001, BRC owned a controlling interest in two Real Estate Joint Ventures. Each Real Estate Joint Venture in which BRC invests is majority owned by BRC. The principal minority investor in each Real Estate Joint Venture (the "Operating Partner") owns a substantial interest therein and provides the day-to-day operating management of the Real Estate Joint Venture, subject to the oversight of a board of directors controlled by BRC. Both Operating Partners are publicly-traded REITs. The assets of the Real Estate Joint Ventures consist of multi-family residential properties subject to short-term leases acquired from or in conjunction with the Operating Partner thereof. Real Estate Joint Venture distributable cash flows are allocated such that BRC: 1) holds a priority position versus the Operating Partner with respect to a fixed annual preferred return; and 2) participates on a pro rata or reduced basis in distributable cash flows in excess of the annual preferred return of BRC and a subordinated preferred return of the Operating Partner.

The Real Estate Joint Ventures include a buy/sell provision that can be activated by either BRC or the Operating Partner after a fixed period of years. Pursuant to the buy/sell provision entered into at the time Bel MultiFamily was established, either BRC or the Bel MultiFamily Operating Partner can give notice on or after February 22, 2010 either to buy the other's equity interest in Bel MultiFamily or to sell its own equity interest in Bel MultiFamily. Monadnock has a similar buy-sell provision, which is between BRC and the Monadnock Operating Partner. The Monadnock buy/sell provision can be invoked on or after September 13, 2010. A purchase or sale pursuant to a buy/sell provision would be made at a negotiated price. The agreement containing the buy/sell provision applicable to a real estate joint venture continues indefinitely, but could be terminated upon the receipt of the requisite approval of the owners of the voting interests in the relevant real estate joint venture. If BRC were to dispose of its interest in a real estate joint venture pursuant to a buy/sell provision, it may acquire a different real estate investment to replace the investment sold. Financing for the Real Estate Joint Ventures consists primarily of fixed-rate secured mortgage debt obligations of the Real Estate Joint Venture that generally are without recourse to BRC and the Fund. Both BRC and the Operating Partner invested equity in the Real Estate Joint Ventures. BRC's equity in the Real Estate Joint Ventures was acquired using the proceeds of Fund borrowings. For a description of the Real Estate Joint Ventures, see Item 3 below.

Each issue of Partnership Preference Units held by BRC pays regular quarterly distributions at fixed rates. None of the issues of Partnership Preference Units is or will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and each issue is thus subject to restrictions on transfer. Partnership Preference Units that might be acquired by BRC will not be rated by a nationally-recognized rating agency, and such interests may not be as high in quality as issues that are rated investment grade.

BRC is a Delaware corporation that operates in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). As a REIT, BRC generally is not subject to federal income tax on that portion of its ordinary income or taxable gain that it distributes to its stockholders each year. The Fund owns 100% of the common stock issued by BRC, and intends to hold all of BRC's common stock at all times. Additionally, at December 31, 2001, 2,100 shares of Class A preferred stock of BRC were outstanding. The preferred stock is owned by approximately 105 charitable organizations. As of December 31, 2001, net assets of the Fund invested in BRC totaled $220.67 million.

FUND BORROWINGS. The Fund's investments in real estate through BRC are financed using borrowings under a revolving securitization facility (the "Commercial
Paper Facility") of up to $250 million with two affiliated special purpose commercial paper issuers (the "CP Issuers") and Citicorp North America, Inc. ("Citicorp") as agent for the CP Issuers. The Commercial Paper Facility is supported by a committed liquidity facility (the "Liquidity Facility") provided by Citibank, N.A. ("Citibank"), under which borrowings may be made for a maximum term of seven years from the date the Fund commenced operations. On borrowings under the Commercial Paper Facility, the Fund pays a rate of interest equal to the CP Issuers' cost of commercial paper funding plus a margin and certain fees and expenses. Based upon the CP Issuers' historical cost of funding, it is expected that borrowings under the Commercial Paper Facility will be at an annual rate of approximately one-month LIBOR plus 0.40%. The Fund also pays a commitment fee of approximately 0.18% per year on the unused portion of the
Commercial Paper Facility. In the event that the CP Issuers are unable or unwilling to maintain advances to the Fund, they may assign advances to the providers of the Liquidity Facility. Borrowings under the Liquidity Facility will be at an annual rate of one-month LIBOR plus 0.75%. The Fund's obligations under the Commercial Paper Facility and the Liquidity Facility (collectively, the "Credit Facility") are secured by a pledge of its assets. Obligations under the Credit Facility are without recourse to Fund shareholders. As of December 31, 2001, outstanding borrowings under the Credit Facility totaled $231.0 million, and the unused loan commitment amount was $19.0 million.

The Fund has entered into current and forward interest rate swap agreements with Citibank, to fix the cost of borrowings under the Credit Facility used to acquire BRC's equity in a Real Estate Joint Venture. The combined term of the swap agreements extends until February 22, 2010. Pursuant to the swap agreements, the Fund makes cash payments to Citibank at fixed rates averaging 6.0% per annum in exchange for floating rate payments from Citibank that fluctuate with one-month LIBOR. The Fund also has entered into current and forward interest rate swap agreements with Merrill Lynch Capital Services. Inc. ("MLCS") to fix the cost of borrowings under the Credit Facility used to acquire BRC's equity in the other Real Estate Joint Venture and BRC's investment in Partnership Preference Units. Pursuant to the swap agreements, the Fund makes cash payments to MLCS at fixed rates in exchange for floating rate payments from MLCS that equal one-month LIBOR plus 0.40%. The swap agreements entered into with respect to BRC's equity in the Real Estate Joint Venture extend until September 13, 2010 and provide for the Fund to make payments to MLCS at fixed rates averaging 6.1%. The swap agreement entered into with respect to BRC's investment in Partnership Preference Units extends until March 14, 2008 and provides for the Fund to make payments to MLCS at fixed rates of approximately 6.0%.

THE FUND'S OFFERING. The Fund issued Shares to Shareholders at closings taking place on March 14, 2001, May 23, 2001, July 26, 2001, October 4, 2001, and
December 18, 2001. At the five closings, an aggregate of 17,842,860 Shares were issued in exchange for Shareholder contributions totaling $1.78 billion. All Shareholder contributions (other than contributions by the Fund's Manager) were made in the form of securities. At each closing, all of the securities contributed by Shareholders were exchanged by the Fund into the Company for shares of the Company. Immediately thereafter, all of such securities were exchanged by the Company into the Portfolio for an interest in the Portfolio.

Shares of the Fund were privately offered and sold only to "accredited investors" as defined in Rule 501(a) under the Securities Act who were "qualified purchasers" (as defined in Section 2(a)(51)(A) of the 1940 Act). The offering was conducted by Eaton Vance Distributors, Inc. ("EVD") as placement agent and by certain subagents appointed by EVD in reliance upon the exemption from registration provided by Rule 506 under the Securities Act.

The Fund discontinued its private offering on December 18, 2001.

THE EATON VANCE ORGANIZATION. The Eaton Vance organization sponsors the Fund. Eaton Vance Management ("EVM") serves as the Fund's manager. Boston Management and Research ("BMR") serves as the Fund's investment adviser, and Eaton Vance Distributors, Inc. ("EVD") served as the Fund's placement agent. The Fund has no officers or employees because its business affairs are conducted by EVM (as its manager) and its investment operations are conducted by BMR (as its adviser). BMR also serves as manager of BRC. EVM, BMR and EVD are indirect wholly-owned subsidiaries of Eaton Vance Corp. ("EVC"), a publicly-held holding company, which through its affiliates and subsidiaries engages primarily in investment management, administration and marketing activities. As noted above, the Fund pursues its objective primarily by investing directly in the Company. The Company invests exclusively in the Portfolio. BMR acts as investment adviser of the Portfolio and manager of the Company. EVD acts as placement agent for the Company and the Portfolio. As of December 31, 2001, EVM and its affiliates managed approximately $55 billion on behalf of over 170 mutual funds, institutional clients and individuals. As of that date, the assets of the Fund represented approximately 3% of assets under management by EVM and its affiliates. The offices of the Fund, EVM, BMR and EVD are located at 255 State Street, Boston, Massachusetts 02109.

ITEM 2.  FINANCIAL INFORMATION.
-------------------------------

TABLE OF SELECTED FINANCIAL DATA

The Fund commenced its investment operations on March 14, 2001 and the consolidated data referred to below reflects the period commencing on that date through December 31, 2001.

                                                                 Period Ended
                                                               December 31, 2001
                                                               -----------------
Total investment income                                            $48,271,188

Interest expense                                                   $21,115,627

Net expenses (including interest expense)                          $42,094,986

Net investment income                                               $3,576,308

Minority interests in net income of controlled subsidiaries         $2,599,894

Net realized loss                                                    $(368,915)

Net change in unrealized depreciation                             $(17,999,161)

Net decrease in net assets from operations                        $(14,791,768)

Total assets                                                    $2,389,035,478

Loan payable                                                      $231,000,000

Mortgages payable, net                                            $358,668,115

Net assets                                                      $1,749,157,864

Shares outstanding                                                  17,782,241

Net Asset Value and Redemption Price per Share                          $98.37

Net decrease in net assets from operations per Share                    ($0.83)

Distribution paid per Share                                              $0.00

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULT OF OPERATIONS
--------------------------------------------

RESULTS OF OPERATIONS

Increases and decreases in the Fund's net asset value per Share are derived from net investment income or loss, and realized and unrealized gains and losses on investments, including security investments held through the Fund's indirect interest (through the Company) in the Portfolio, real estate investments held through BRC and any direct investments of the Fund. Expenses of the Fund include its pro-rata share of the expenses of BRC, the Real Estate Joint Ventures, the Company, and, indirectly, the Portfolio, as well as the actual and accrued expenses of the Fund. The Fund's most significant expense is interest incurred on Real Estate Joint Venture mortgage debt and borrowings under the Credit Facility. Fund borrowings are used primarily to finance the purchase of real estate investments through BRC.

The Fund's realized and unrealized gains and losses on investments are based on its allocated share of the realized and unrealized gains and losses of the Company, and indirectly the Portfolio, as well as realized and unrealized gains and losses on real estate investments held through BRC. The realized and unrealized gains and losses on investments have the most significant impact on the Fund's net asset value per Share and result from sales of such investments and changes in their underlying value. The investments of the Portfolio consist primarily of common stocks of domestic and foreign growth companies that are considered to be high in quality and attractive in their long-term investment prospects. Because the securities holdings of the Portfolio are broadly diversified, the performance of the Portfolio cannot be attributed to one particular stock or one particular industry or market sector. The performance of the Portfolio and the Fund are substantially influenced by the overall performance of the United States stock market, as well as by the relative performance versus the overall market of specific stocks and classes of stocks in which the Portfolio maintains large positions.

Through  the impact of  interest  rates on the value of the  Fund's  Partnership
Preference Units held through BRC and its positions in swap agreements, movements in interest rates also affect the performance of the Fund. Because Partnership Preference Units are fixed rate instruments, an increase in interest rates generally will cause a decline in their value and a decrease in interest rates generally will cause an increase in their value. The Fund's interest rate swaps generally will increase in value when interest rates rise and decrease in value when rates fall.

The Fund's total return for the period from its inception on March 14, 2001 through December 31, 2001 was -1.63%. This return reflects a decrease in the Fund's net asset value per Share from $100.00 to $98.37. For comparison, the Standard & Poor's 500 Index (the "S&P 500"), an unmanaged index commonly used to measure the performance of U.S. stocks, had a total return of -3.06% over the same period.

The year 2001 witnessed a significant slowing of the U.S. and global economies, characterized by deteriorating corporate profits, job layoffs and sharply lower capital spending. Against this discouraging backdrop, the equity markets moved dramatically lower through much of the year. The tragic events of September 11th served to accelerate the downward trend. In an effort to stimulate economic activity, the Federal Reserve has continued the accommodative monetary policy it began in January 2001. By year-end, the Fed had lowered its benchmark Federal Funds rate - a key short-term interest rate barometer - on 11 occasions by a total of 475 basis points (4.75%).

In this difficult environment, the Portfolio's performance exceeded that of the overall market. The Portfolio's sector allocation and stock selection contributed to the Fund's relative out-performance. In the absence of clear sector leadership, management chose to overweight defensive sectors such as the consumer staples and consumer discretionary sectors. Lack of earnings visibility and continued volatility in the market steered the Portfolio to de-emphasize technology and telecommunication related holdings. An emphasis on industrial company investments, especially within aerospace and defense, aided the Portfolio's performance.

The Fund's performance to date has been minimally affected by investments and activities outside of the Portfolio. Since the Fund's inception, its performance has trailed that of the Portfolio by 0.49%. The Fund's investments in Real
Estate Joint Ventures generally performed well. Asset values were well maintained and operating results, although weaker toward year-end, were in line with expectations. Investments in Partnership Preference Units benefited from favorable issuer performance and a tightening in interest rate spreads. The value of the Fund's interest rate swap agreements declined as interest rates fell, more than offsetting the favorable impact on Fund performance of its real estate investments.

LIQUIDITY AND CAPITAL RESOURCES
As of December 31, 2001, the Fund had outstanding borrowings of $231.0 million and unused loan commitments of $19.0 million under the Credit Facility. Additionally, the lender has provided up to $10 million for use of letters of credit. As of December 31, 2001, a letter of credit in the amount of approximately $1.9 million was outstanding and was issued as a substitute for funding mortgage escrow accounts required by the lender of one of the Real Estate Joint Ventures. The Credit Facility is being used primarily to finance the Fund's equity in its real estate investments and will continue to be used for such purposes in the future, as well as to provide for any short-term liquidity needs of the Fund. In the future, the Fund may increase the size of the Credit Facility (subject to lender consent) and the amount of outstanding borrowings thereunder for these purposes.

The Fund may redeem shares of the Company at any time. Both the Company and the Portfolio follow the practice of normally meeting redemptions by distributing securities drawn from the Portfolio. The Company and the Portfolio may also meet redemptions by distributing cash. As of December 31, 2001, the Portfolio had cash and short-term investments totaling $421.0 million, compared to $314.2 million and $642.7 million as of December 31, 2000 and December 31, 1999, respectively. The Portfolio participates in a $150 million multi-fund unsecured line of credit agreement with a group of banks. The Portfolio may temporarily borrow from the line of credit to satisfy redemption requests in cash or to settle investment transactions. The Portfolio had no outstanding borrowings at December 31, 2001, December 31, 2000 or December 31, 1999. As of December 31, 2001, the net assets of the Portfolio totaled $18.3 billion, compared to $18.4 billion as of December 31, 2000. To ensure liquidity for investors in the Portfolio, the Portfolio may not invest more than 15% of its net assets in illiquid assets. As of December 31, 2001, restricted securities not available for current public sale (which are considered illiquid) constituted 2.0% of the net assets of the Portfolio, compared to 2.7% as of December 31, 2000.

The liquidity of BRC's Real Estate Joint Venture investments is extremely limited, and relies principally upon a buy/sell arrangement with the Operating Partners that is invokable after a specified period (up to ten years) after the formation of the Real Estate Joint Venture. Transfers of BRC's interest in the Real Estate Joint Ventures to parties other than the Operating Partner thereof are constrained by terms of the operating management agreements, buy/sell arrangements with the Operating Partner, and lender consent requirements. The Partnership Preference Units held by BRC are not registered under the Securities Act and are subject to substantial restrictions on transfer. As such, they are considered illiquid.

Redemptions of Fund Shares are met primarily by distributing securities drawn from the Portfolio, although cash may also be distributed. Shareholders generally do not have the right to receive the proceeds of Fund redemptions in cash.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
----------------------------------------------------------

(A) QUANTITATIVE INFORMATION ABOUT MARKET RISK


INTEREST RATE RISK
The Fund's primary exposure to interest rate risk arises from investments in real estate that are financed with floating rate bank borrowings. The interest rate on borrowings under the Fund's Credit Facility is reset at regular intervals based on the CP Issuer's cost of financing plus a margin of one-month LIBOR plus a premium. The Fund utilizes cancelable interest rate swap agreements to fix the cost of its borrowings under the Credit Facility and to mitigate the impact of interest rate changes on the Fund's net asset value. Under the terms of the interest rate swap agreements, the Fund makes cash payments at fixed rates in exchange for floating rate payments that fluctuate with one-month LIBOR. In the future, the Fund may use other interest rate hedging arrangements (such as caps, floors and collars) to fix or limit borrowing costs. The use of interest rate hedging arrangements is a specialized activity that may be considered speculative and which can expose the Fund to significant loss.

The following table summarizes the contractual maturities and weighted-average interest rates associated with the Fund's significant non-trading financial instruments. The Fund has no market risk sensitive instruments held for trading purposes. This information should be read in conjunction with Notes 7 and 8 to the consolidated financial statements.

                            Interest Rate Sensitivity
               Principal (Notional) Amount by Contractual Maturity
                    For the Twelve Months Ended December 31,

                         2002-2006      Thereafter       Total       Fair Value
                        -------------------------------------------------------
 Rate sensitive
 liabilities:
------------------------
 Long term debt -
 variable rate Credit
 Facility                              $231,000,000   $231,000,000  $231,000,000
  Average
  interest rate                           2.62%          2.62%

 Rate sensitive
  derivative financial
  instruments:
------------------------
 Pay fixed/
  Receive variable
  interest rate swap
  contracts                            $338,534,000   $338,534,000  $(2,344,008)
  Average pay rate                        6.16%          6.16%
 Average receive rate                     2.62%          2.62%

(B) QUALITATIVE INFORMATION ABOUT MARKET RISK

The value of Fund shares may not increase or may decline. The performance of the Fund fluctuates. There can be no assurance that the performance of the Fund will match that of the United States stock market or that of other equity funds. In managing the Portfolio for long-term, after-tax returns, the Portfolio's investment adviser generally seeks to avoid or minimize sales of securities with large accumulated capital gains, including contributed securities. Such securities constitute a substantial portion of the assets of the Portfolio. Although the Portfolio may utilize certain management strategies in lieu of selling appreciated securities, the Portfolio's, and hence the Fund's, exposure to losses during stock market declines may nonetheless be higher than funds that do not follow a general policy of avoiding sales of highly-appreciated securities.

The Portfolio invests in securities issued by foreign companies and the Fund may acquire foreign investments. Foreign investments involve considerations and possible risks not typically associated with investing in the United States. The value of foreign investments to U.S. investors may be adversely affected by changes in currency rates. Foreign brokerage commissions, custody fees and other costs of investing are generally higher than in the United States, and foreign investments may be less liquid, more volatile and subject to more government regulation than in the United States. Foreign investments could be adversely affected by other factors not present in the United States, including expropriation, confiscatory taxation, lack of uniform accounting and auditing standards, armed conflict, and potential difficulty in enforcing contractual obligations.

RISKS OF CERTAIN INVESTMENT TECHNIQUES
In managing the Portfolio, the investment adviser may purchase or sell derivative instruments (which derive their value by reference to other securities, indices, instruments, or currencies) to hedge against securities price declines and currency movements and to enhance returns. Such transactions may include, without limitation, the purchase and sale of stock index futures contracts and options on stock index futures; the purchase of put options and the sale of call options on securities held; equity swaps; and the purchase and sale of forward currency exchange contracts and currency futures. The Portfolio may make short sales of securities provided that an equal amount is held of the security sold short (a covered short sale) and may also lend portfolio securities.

The use of these investment techniques is a specialized activity that may be considered speculative and which can expose the Fund and the Portfolio to significant risk of loss. Successful use of these investment techniques is subject to the ability and performance of the investment adviser. The Fund's and the Portfolio's ability to meet their investment objectives may be adversely affected by the use of these techniques. The writer of an option or a party to an equity swap may incur losses that substantially exceed the payments, if any, received from a counterparty. Swaps, caps, floors, collars and over-the-counter options are private contracts in which there is also a risk of loss in the event of a default on an obligation to pay by the counterparty. Such instruments may be difficult to value, may be illiquid and may be subject to wide swings in valuation caused by changes in the price of the underlying security, index, instrument or currency. In addition, if the Fund or the Portfolio has insufficient cash to meet margin, collateral or settlement requirements, it may have to sell assets to meet such requirements. Alternatively, should the Fund or the Portfolio fail to meet these requirements, the counterparty or broker may liquidate positions of the Fund or the Portfolio. The Portfolio may also have to sell or deliver securities holdings in the event that it is not able to purchase securities on the open market to cover its short positions or to close out or satisfy an exercise notice with respect to options positions it has sold. In any of these cases, such sales may be made at prices or in circumstances that the investment adviser considers unfavorable.

The Portfolio's ability to utilize covered short sales, certain equity swaps and certain equity collar strategies (combining the purchase of a put option and the sale of a call option) as a tax-efficient management technique with respect to holdings of appreciated securities is limited to circumstances in which the hedging transaction is closed out within thirty days of the end of the taxable year of the Portfolio in which the hedging transaction was initiated and the underlying appreciated securities position is held unhedged for at least the next sixty days after such hedging transaction is closed. There can be no assurance that counterparties will at all times be willing to enter into covered short sales, interest rate hedges, equity swaps and other derivative instrument transactions on terms satisfactory to the Fund or the Portfolio. The Fund's and the Portfolio's ability to enter into such transactions may also be limited by covenants under the Fund's revolving securitization facility, the federal margin regulations and other laws and regulations. The Portfolio's use of certain investment techniques may be constrained because the Portfolio is a diversified, open-end management investment company registered under the 1940 Act and because other investors in the Portfolio are regulated investment companies under Subchapter M of the Code. Moreover, the Fund and the Portfolio are subject to restrictions under the federal securities laws on their ability to enter into transactions in respect of securities that are subject to restrictions on transfer pursuant to the Securities Act.

RISKS OF REAL ESTATE INVESTMENTS AND LEVERAGE
The success of BRC's real estate investments, which consist of Real Estate Joint Ventures and Partnership Preference Units, depends in part on many factors related to the real estate market. These factors include, without limitation, general economic conditions, the supply and demand for different types of real properties, the financial health of tenants, the timing of lease expirations and terminations, fluctuations in rental rates and operating costs, exposure to adverse environmental conditions and losses from casualty or condemnation, interest rates, availability of financing, managerial performance, government rules and regulations, and acts of God (whether or not insured against). Partnership Preference Units also depend upon factors relating to the issuing partnerships that may affect such partnerships' profitability and their ability to make distributions to holders of Partnership Preference Units. BRC's interests in Real Estate Joint Ventures and Partnership Preference Units are not registered under the federal securities laws and are subject to restrictions on transfer. Due to their illiquidity, they may be difficult to value and the ongoing value of the investments is uncertain. Because the Partnership Preference Units are not rated by a nationally-recognized rating agency, they may be subject to more credit risk than securities that are rated investment grade.

The performance of Real Estate Joint Ventures is substantially influenced by the property management capabilities of the Operating Partner and conditions in the specific real estate sub-markets in which the properties are located. The debt of the Real Estate Joint Ventures is fixed-rate, secured by the underlying properties and with limited recourse to BRC. However, changes in interest rates, the availability of financing and other financial conditions can have a material impact on property values and therefore on the value of BRC's equity interest. The Operating Partners will be subject to substantial conflicts of interest in structuring, operating and winding up the Real Estate Joint Ventures. The Operating Partners will have an economic incentive to maximize the prices at which they sell properties to Real Estate Joint Ventures and to minimize the prices at which they acquire properties from Real Estate Joint Ventures. The Operating Partners may devote greater attention or more resources to managing their wholly-owned properties than properties held by Real Estate Joint Ventures. Future investment opportunities identified by the Operating Partners will more likely be pursued independently, rather than through, the Real Estate Joint Ventures. Financial difficulties encountered by the Operating Partners in their other businesses may interfere with the operations of the Real Estate Joint Ventures. There can be no assurance that BRC's ownership of real estate investments will be an economic success.

Although intended to add to returns, the borrowing of funds to purchase real estate investments exposes the Fund to the risk that the returns achieved on the real estate investments will be lower than the cost of borrowing to purchase such assets and that the leveraging of the Fund to buy such assets will therefore diminish the returns to be achieved by the Fund as a whole. In addition, there is a risk that the availability of financing will be interrupted at some future time, requiring the Fund to sell assets to repay outstanding borrowings or a portion thereof. It may be necessary to make such sales at unfavorable prices. The Fund's obligations under the Credit Facility are secured by a pledge of its assets. In the event of default, the lender could elect to sell assets of the Fund without regard to consequences of such action for Shareholders. The rights of the lender to receive payments of interest on and repayments of principal of borrowings is senior to the rights of the Shareholders. Under the terms of the Credit Facility, the Fund is not permitted to make distributions of cash or securities while there is outstanding an event of default under the Credit Facility. During such periods, the Fund would not be able to honor redemption requests or make cash distributions.

The valuations of Partnership Preference Units held by the Fund through its investment in BRC fluctuate over time to reflect, among other factors, changes in interest rates, changes in the perceived riskiness of such units (including call risk), changes in the perceived riskiness of comparable or similar securities trading in the public market and the relationship between supply and demand for comparable or similar securities trading in the public market. Increases in interest rates and increases in the perceived riskiness of such units or comparable or similar securities will adversely affect the valuation of the Partnership Preference Units. Fluctuations in the value of Partnership Preference Units derived from changes in general interest rates can be expected to be offset in part (but not entirely) by changes in the value of interest rate swap agreements or other interest rate hedges entered into by the Fund with respect to its borrowings under the Credit Facility.

The ongoing value of BRC's investments in Real Estate Joint Ventures will be substantially uncertain. BRC's investments in Real Estate Joint Ventures generally will be stated at estimated market value based on independent valuations, assuming an orderly disposition of assets. Detailed investment evaluations will be performed at least annually and reviewed periodically. Interim valuations will reflect results of operations and distributions, and may be adjusted to reflect significant changes in economic circumstances since the most recent independent evaluation. Given that such valuations include many assumptions, including but not limited to, an orderly disposition of assets, values may differ from amounts ultimately realized.

Fluctuations in the value of real estate investments derived from other factors besides, in the case of Preferred Partnership Units, general interest rate movements (including issuer-specific and sector-specific credit concerns, property-specific concerns and changes in interest rate spread relationships) will not be offset by changes in the value of interest rate swap agreements or other interest rate hedges entered into by the Fund. Changes in the valuation of Real Estate Joint Ventures and Partnership Preference Units (not offset by changes in the valuation of interest rate swap agreements or other interest rate hedges entered into by the Fund) will cause the performance of the Fund to deviate from the performance of the Portfolio. Over time, the performance of the Fund can be expected to be more volatile than the performance of the Portfolio.

ITEM 3.  PROPERTIES.
--------------------

The Fund does not own any physical properties, other than indirectly as a result of BRC's investments in Partnership Preference Units and BRC's controlled subsidiaries. Each Real Estate Joint Venture and the PPUs were acquired by BRC from other investment funds sponsored by the Eaton Vance organization that are similar in purpose to the Fund. At December 31, 2001, in addition to investments in Partnership Preference Units, BRC owned a majority interest in the following two controlled subsidiaries:

Bel  Multifamily   Property  Trust  ("Bel   MultiFamily"),   which  owns  eleven
multi-family   residential  properties  located  in  seven  states  (Washington,
Missouri, North Carolina, Arizona, Florida, Georgia and Texas).

Monadnock Property Trust, LLC ("Monadnock"), which owns twelve multi-family residential properties, located in eight states (Texas, Arizona, Georgia, North Carolina, Oregon, Utah, Tennessee and Florida).

The Operating Partner of Bel MultiFamily owns 25% of the shares of Bel MultiFamily that are entitled to Board representation. The operating partner of Monadnock owns the same percentage of the shares of Monadnock that are entitled to Board representation.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.
------------------------------------------------------------------------

(a)  Security Ownership of Certain Beneficial Owners.

To the knowledge of the Fund, no person beneficially owns more than five percent of the Shares of the Fund.

(b)  Security Ownership of Management.

As of June 30, 2002, EVM, the Manager of the Fund, beneficially owned 100 Shares of the Fund and James B. Hawkes, Chairman, President and Chief Executive Officer of EVM, owned 77,410.094 Shares of the Fund individually and 23,909.564 Shares of the Fund jointly with his spouse. The Shares owned by Mr. Hawkes and EVM represent less than 1% of the outstanding Shares of the Fund as of June 30, 2002. None of the other entities or individuals named in response to Item 5 below beneficially owned Shares of the Fund as of such date.

(c)  Changes in Control.

Not applicable.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.
------------------------------------------

The Fund has no individual directors or executive officers. The Fund is managed by EVM. Each of the Fund, BRC and the Portfolio engage Boston Management and Research ("BMR"), a wholly-owned subsidiary of EVM, as investment adviser. The portfolio manager of the Fund and the Portfolio is Duncan W. Richardson, Senior Vice President and Chief Equity Investment Officer of EVM and BMR. Mr. Richardson has been employed by the Eaton Vance organization since 1987 and has served as portfolio manager of the Fund since its inception and of the Portfolio and its predecessor since 1990. BMR has an experienced team of analysts that provides Mr. Richardson with research and recommendations on investments, including William R. Cross who provides research and analysis relating to the Fund's real estate investments held through BRC. A majority of Mr. Richardson's time is spent managing the Portfolio.

As disclosed under "The Eaton Vance Organization" in Item 1, EVM is an indirect wholly-owned subsidiary of Eaton Vance Corp. ("EVC"). The non-voting common stock of EVC is listed and traded on the New York Stock Exchange. All shares of the voting common stock of EVC are held in a voting trust, the voting trustees of which are senior officers of the Eaton Vance organization. Eaton Vance, Inc. ("EV"), a wholly-owned subsidiary of EVC, is the sole trustee of EVM and of BMR, each of which is a Massachusetts business trust. The names of the executive officers and the directors of EV and their ages and principal occupations are set forth below:

DIRECTORS AND EXECUTIVE OFFICERS OF EATON VANCE, INC.

James B. Hawkes, (60), is Chairman, President and Chief Executive Officer of EVM, BMR, EVC and EV and a Director of EVC and EV. He is also a Trustee and an officer of various investment companies managed by EVM or BMR and has been employed by the Eaton Vance organization for 31 years.

Thomas E. Faust Jr., (43), is Executive Vice President and Chief Investment Officer of Eaton Vance, BMR, EVC and EV, and a Director of EVC. He is also an officer of various investment companies managed by Eaton Vance or BMR and has been employed by the Eaton Vance organization for 16 years.

Alan R. Dynner, (61), is Vice President and Chief Legal Officer of EVM, BMR and EVC, and Secretary and Clerk of EV. He is also an officer of various investment companies managed by EVM or BMR. He joined Eaton Vance in November 1996.

William M. Steul, (59), is Vice President and Chief Financial Officer of EVM, BMR, EVC and EV. He joined Eaton Vance in December 1994.

ITEM 6.  EXECUTIVE COMPENSATION.
--------------------------------

Set forth below are the investment advisory and administrative fees, servicing fees and distribution fee paid or payable by, or allocable to, the Fund and the management fee paid or payable by BRC for the period from the start of business, March 14, 2001, to December 31, 2001. Information about advisory and management fees is provided below. Information about distribution and servicing fees appears in Item 7.

--------------------------------------------------------------------------------
Advisory and Administrative Fees Paid or Payable by the Fund*        $  556,622
--------------------------------------------------------------------------------
Management Fee Paid or Payable by BRC*                               $1,527,066
--------------------------------------------------------------------------------
Fund's Allocable Portion of the Portfolio's Advisory Fee**           $3,487,825
--------------------------------------------------------------------------------
Servicing Fees Paid or Payable by the Fund                           $  766,867
--------------------------------------------------------------------------------
Fund's Allocable Portion of the Company's Servicing Fees             $1,217,658
--------------------------------------------------------------------------------
Distribution Fee Paid or Payable by the Fund*                        $  799,935
--------------------------------------------------------------------------------

* BMR has agreed to waive the portion of the investment advisory and administrative fee payable by the Fund to the extent that such fee, together with the distribution fee payable to the Fund and the Fund's attributable share of the investment advisory and management fees payable by the Portfolio and BRC, respectively, exceeds 0.60% of the average daily gross assets of the Fund. The amount shown reflects this waiver by BMR.

** For its fiscal year ended December 31, 2001, advisory fees paid or payable by the Portfolio totaled $76,812,367. The Company's allocable portion of that fee was $33,753,655, of which $3,487,825 was allocable to the Fund.

THE FUND'S INVESTMENT ADVISORY AND ADMINISTRATIVE FEE. Under the terms of the Fund's investment advisory and administrative agreement with BMR, BMR receives a monthly advisory and administrative fee at the rate of 1/20th of 1% (equivalent to 0.60% annually) of the average daily gross assets of the Fund, reduced by the amount of distribution fees payable by the Fund (see Item 7 below) and the Fund's attributable share of the monthly investment advisory and management fees for such month payable by the Portfolio and BRC, respectively. The term "gross assets of the Fund" means the value of all Fund assets (including the Fund's interest in the Company and the Fund's ratable share of the assets of its directly and indirectly controlled subsidiaries), without reduction by any liabilities.

BRC'S MANAGEMENT FEE. Under the terms of BRC's management agreement with BMR, BMR receives a monthly management fee at the rate of 1/20th of 1% (equivalent to 0.60% annually) of the average daily gross assets of BRC. The term "gross assets of BRC" means the current value of all assets of BRC, including BRC's ratable share of the assets of its controlled subsidiaries, without reduction by any liabilities.

THE PORTFOLIO'S INVESTMENT ADVISORY FEE. Under the terms of the Portfolio's investment advisory agreement with BMR, BMR receives a monthly advisory fee as follows:

                                                      Annual Fee Rate
          Average Daily Net Assets for the Month      (for each level)
     ----------------------------------------------------------------------
          Up to $500 million                              0.6250%
          $500 million but less than $1 billion           0.5625%
          $1 billion but less than $1.5 billion           0.5000%
          $1.5 billion but less than $7 billion           0.4375%
          $7 billion but less than $10 billion            0.4250%
          $10 billion but less than $15 billion           0.4125%
          $15 billion and over                            0.4000%

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.
--------------------------------------------------------

See the information set forth under Item 6 above.

Shares of the Fund were privately placed with qualified purchasers pursuant to a placement agency agreement entered into between the Fund and EVD as exclusive placement agent. EVD is a wholly-owned subsidiary of EVM. EVD appointed certain securities dealers as subagents to participate in the private offering. No selling commissions were paid by the Fund on behalf of Shareholders making investment commitments of $5 million or more. The Fund paid a 1.5% selling commission to EVD on behalf of each Shareholder making an investment commitment of less than $2 million and a 1.0% selling commission to EVD on behalf of each shareholder making an investment commitment of at least $2 million but less than $5 million. The selling commission paid by the Fund on behalf of a Shareholder was deducted from the contribution to the Fund by such Shareholder, thereby reducing the number of Shares of the Fund issued to the Shareholder. During the period commencing with the start of the Fund's business, March 14, 2001, to December 31, 2001, the Fund paid selling commissions aggregating $7,971,497 pursuant to the placement agency agreement, and such selling commissions were paid by EVD to those subagents through which Shareholders invested in the Fund.

Pursuant to a servicing agreement between the Company and EVD, the Company pays a servicing fee to EVD for providing certain services and information to direct and indirect investors in the Company. The servicing fee is paid on a quarterly basis, at an annual rate of 0.15% of the Company's average daily net assets. With respect to investors in the Company and Shareholders of the Fund who subscribed through a subagent, EVD will assign servicing responsibilities and fees to the applicable subagent, beginning twelve months after the issuance of shares of the Company or Shares of the Fund to such persons. The Fund will assume its allocated share of the Company's servicing fee. The servicing fee payable in respect of the Fund's investment in the Company is credited toward the Fund servicing fee described below. See the table in Item 6 for the servicing fees attributable to the Fund during the period ended December 31, 2001.

Pursuant to a servicing agreement between the Fund and EVD, the Fund pays a servicing fee to EVD for providing certain services and information to the Shareholders of the Fund. The servicing fee is paid on a quarterly basis at an annual rate of 0.25% of the Fund's average daily net assets. With respect to Shareholders who subscribed through a subagent, EVD will assign servicing responsibilities and fees to the applicable subagent, beginning twelve months after the issuance of Shares of the Fund to such persons. The Fund's allocated share of the servicing fee paid by the Company is credited toward the Fund's servicing fee payment, thereby reducing the amount of the servicing fee paid by the Fund. See the table in Item 6 for the servicing fees paid or payable by the Fund during the period ended December 31, 2001.

Under the terms of the Fund's distribution agreement with EVD, EVD receives a monthly distribution fee at an annual rate of 0.10% of the average daily net assets of the Fund as compensation for its services as placement agent. The distribution fee accrued from the Fund's initial closing and will continue for a period of ten years (subject to the annual approval of Eaton Vance, Inc.). See the table in Item 6 for the distribution fees paid or payable by the Fund during the period ended December 31, 2001.

Shares of the Fund redeemed within three years of issuance are generally subject to a redemption fee equal to 1% of the net asset value of the Shares redeemed. The redemption fee is payable to EVD in cash by the Fund on behalf of the redeeming Shareholder. No redemption fee is imposed on Shares of the Fund held for at least three years, Shares acquired through the reinvestment of Fund distributions, Shares redeemed in connection with a tender offer or other extraordinary corporate event involving securities contributed by the redeeming Shareholder, or Shares redeemed following the death of all of the initial owners of the Shares redeemed. In addition, no fee applies to redemptions made pursuant to a systematic redemption plan established by a Shareholder with the Fund. During the period commencing with the start of the Fund's business, March 14, 2001, to December 31, 2001, EVD received redemption fees of $28,772 from the Fund on behalf of redeeming Shareholders.

ITEM 8.  LEGAL PROCEEDINGS.
---------------------------

Although in the ordinary course of business, the Fund, BRC or the real estate investments in which BRC has equity interests may become involved in legal proceedings, the Fund is not aware of any material pending legal proceedings to which the Fund or BRC is a party or of which any of BRC's real estate investments is the subject.

ITEM 9. NET ASSET VALUE OF AND DISTRIBUTIONS ON THE FUND'S SHARES AND RELATED SHAREHOLDER MATTERS.
--------------------------------------------------------------------------------

(a) Market Information, Restrictions on Transfer of Shares and Redemption of Shares.

There is no established public trading market for the Shares of the Fund, and the transfer of Shares is severely restricted by the Limited Liability Company Agreement ("LLC Agreement") of the Fund.

Other than transfer to the Fund in a redemption, transfers of Shares are expressly prohibited without the consent of EVM, which consent may be withheld in its sole discretion for any reason or for no reason. The Shares have not been and will not be registered under the Securities Act, and may not be resold unless an exemption from such registration is available. Shareholders have no right to require registration of the Shares and the Fund does not intend to register the Shares under the Securities Act or take any action to cause an exemption (whether pursuant to Rule 144 of the Securities Act or otherwise) to be available. The Fund is not and will not be registered under the 1940 Act, and no transfer of Shares may be made if, as determined by EVM or counsel to the Fund, such transfer would result in the Fund being required to be registered under the 1940 Act. In addition, no transfer of Shares may be made unless, in the opinion of counsel for the Fund, such transfer would not result in termination of the Fund for purposes of Section 708 of the Code or result in the classification of the Fund as an association or a publicly traded partnership taxable as a corporation under the Code. In no event shall all or any part of a Shareholder's Shares be assigned to a minor or an incompetent, unless in trust for the benefit of such person. Shares may be sold, transferred, assigned or otherwise disposed of by a Shareholder only if it is determined by EVM or counsel to the Fund that such transfer, assignment or disposition would not violate federal securities or state securities or "blue sky" laws (including investor qualification standards).

Shares of the Fund may be redeemed on any business day. Redemptions of Shares held for at least three years will be met at net asset value. Shares redeemed within three years of issuance are generally subject to a redemption fee equal to 1% of the net asset value of the Shares redeemed. See Item 7 above. The Fund plans to meet redemption requests principally by distributing securities drawn from the Portfolio, but may also distribute cash. If requested by a redeeming Shareholder, the Fund will meet a redemption request by distributing securities that were contributed by the redeeming Shareholder, provided that such securities are held in the Portfolio at the time of redemption. The securities contributed by a Shareholder will not be distributed to any other Shareholder in the Fund (or to any other investor in the Company or the Portfolio) during the first seven years following their contribution. A shareholder redemption request within seven years of a contribution of securities by such Shareholder will ordinarily be met by distributing securities that were contributed by such Shareholder, prior to distributing to such Shareholder any other securities held in the Portfolio. Securities contributed by a Shareholder may be distributed to other Shareholders in the Fund (or to other investors in the Company or the Portfolio) after a holding period of at least seven years and, if so distributed, would not be available to meet subsequent redemption requests made by the contributing Shareholder. If requested by a redeeming Shareholder making a redemption of at least $1 million occurring more than seven years after such Shareholder's admission to the Fund, the Fund will generally distribute to the redeeming Shareholder a diversified basket of securities representing a range of industry groups that is drawn from the Portfolio, but the selection of individual securities would be made by BMR in its sole discretion.

No interests in Real Estate Joint Ventures, Partnership Preference Units or other real estate investments held by BRC will be distributed to meet a redemption request, and "restricted securities" will be distributed only to the Shareholder who contributed such securities or such Shareholder's successor in interest. Other than as set forth above, the allocation of each redemption between securities and cash and the selection of securities to be distributed will be at the sole discretion of BMR. Distributed securities may include securities contributed by Shareholders as well as other readily marketable securities held in the Portfolio. The value of securities and cash distributed to meet a redemption will equal the net asset value of the number of Shares being redeemed less the applicable redemption fee, if any. The Fund's Credit Facility prohibits the Fund from honoring redemption requests while there is outstanding an event of default under the Credit Facility.

The Fund may compulsorily redeem all or a portion of the Shares of a Shareholder if the Fund has determined that such redemption is necessary or appropriate to avoid registration of the Fund or the Company under the 1940 Act, or to avoid adverse tax or other consequences to the Portfolio, the Company, the Fund or the Shareholders. No redemption fee is payable in the event of a compulsory redemption.

The investment adviser is responsible for determining the value of the Fund's assets. The Fund's custodian, Investors Bank & Trust Company, calculates the value of the assets of the Fund, the Company and the Portfolio each day that the New York Stock Exchange ("NYSE") is open for trading, as of the close of regular trading on the NYSE. The Fund's net asset value per Share is calculated by dividing the value of the Fund's total assets, less its accrued and allocated liabilities, by the number of Shares outstanding.

The Fund's net assets are valued in accordance with the Fund's valuation procedures and reflect the value of its directly-held assets and liabilities, as well as the net asset value of the Fund's investments in controlled subsidiaries and the Fund's investment in the Portfolio held through the Company. The Trustees of the Portfolio have established the following procedures for the fair valuation of the Portfolio's assets under normal market conditions. Marketable securities listed on foreign or U.S. securities exchanges or in the NASDAQ National Market System generally are valued at closing sale prices or, if there were no sales, at the mean between the closing bid and asked prices therefor on the exchange where such securities are principally traded or on such National Market System (such prices may not be used, however, where an active over-the-counter market in an exchange listed security better reflects current market value). Unlisted or listed securities for which closing sale prices are not available are valued at the mean between the latest bid and asked prices. An option is valued at the last sale price as quoted on the principal exchange or board of trade on which such option or contract is traded, or in the absence of a sale, at the mean between the last bid and asked prices. Futures positions on securities or currencies are generally valued at closing settlement prices. Short-term debt securities with a remaining maturity of 60 days or less are valued at amortized cost. If securities were acquired with a remaining maturity of more than 60 days, their amortized cost value will be based on their value on the sixty-first day prior to maturity. Other fixed income and debt securities, including listed securities and securities for which price quotations are available, will normally be valued on the basis of valuations furnished by a pricing service. All other securities are valued at fair value as determined in good faith by or at the direction of the Trustees.

Generally, trading in the foreign securities owned by the Portfolio is substantially completed each day at various times prior to the close of the NYSE. The values of these securities used in determining the net asset value of the Portfolio generally are computed as of such times. Occasionally, events affecting the value of foreign securities may occur between such times and the close of the NYSE, which will not be reflected in the computation of the Portfolio's net asset value (unless the Portfolio deems that such events would materially affect its net asset value, in which case an adjustment would be made and reflected in such computation). Foreign securities and currency held by the Portfolio will be valued in U.S. dollars; such values will be computed by the Portfolio's custodian based on foreign currency exchange rate quotations supplied by an independent quotation service. The procedures for valuing BRC's assets are described in Item 2 under "Risks of Real Estate Investments and Leverage."

The high and low net asset values per Share of the Fund during each full quarterly period from the Fund's inception, March 14, 2001, through the fiscal year ended December 31, 2001 are as follows:

               Quarter Ended               High               Low
               -------------               ----               ---
                 12/31/01                 $ 99.33            $87.05
                  9/30/01                 $103.34            $81.20
                  6/30/01                 $108.90            $92.25

There are no outstanding options or warrants to purchase, or securities convertible into, Shares of the Fund. Shares of the Fund cannot be sold pursuant to Rule 144 under the Securities Act, and the Fund does not propose to publicly offer any of its Shares at any time.

(b)  Record Holders of Shares of the Fund.

As of July 25, 2002, there were 672 record holders of Shares of the Fund.

(c)  Distributions.

The Fund intends to make annual income distributions approximately equal to the amount of its net investment income, if any, and annual capital gains distributions equal to approximately 22% of the amount of its net realized capital gains, if any, other than precontribution gain allocated to a Shareholder in connection with a tender offer or other extraordinary corporate event involving a security contributed by such Shareholder. In addition, whenever a distribution in respect of a precontribution gain is made, the Fund intends to make a supplemental distribution generally equal to approximately 6% of the allocated precontribution gain or such other percentage as deemed appropriate to compensate Shareholders receiving such distributions for taxes that may be due in connection with the precontribution gain and supplemental distributions. The Fund's distribution rates with respect to realized gains may be adjusted at a future time to reflect changes in the effective maximum marginal individual federal tax rate applicable to long-term capital gains.

Shareholder distributions with respect to net investment income and realized post-contribution gains will be made pro rata in proportion to the number of Shares held as of the record date of the distribution. Distributions that are made in respect of realized precontribution gains and the associated supplemental distributions ("Special Distributions") will be made solely to the Shareholders to whom such gain is allocated. The Fund's net investment income and net realized gains include the Fund's allocated share of the net investment income and net realized gains of BRC, the Company and, indirectly, the
Portfolio. The Fund's Credit Facility prohibits the Fund from making any distribution to Shareholders while there is outstanding an event of default under the Credit Facility. In accordance with Article 6 of the LLC Agreement, the Fund made no distributions during the period commencing with the start of the Fund's business, March 14, 2001, to December 31, 2001 because there was no net investment income or net realized capital gains during the period, other than Special Distributions (all as computed on a tax basis). Special Distributions for the period commencing with the start of the Fund's business, March 14, 2001, to December 31, 2001 amounted to $269,523.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.
--------------------------------------------------

The Fund held its initial closing on March 14, 2001, at which time qualified purchasers contributed $10,000* in cash and equity securities with an aggregate exchange value of $483.7 million in exchange for an aggregate of 4,820,606 Shares of the Fund. Shares of the Fund were issued in the initial closing at $100 per Share (less any applicable selling commission). Shares of the Fund were privately offered and sold only to "accredited investors" as defined in Rule 501(a) under the Securities Act who were "qualified purchasers" (as defined in Section 2(a)(51)(A) of the 1940 Act) in certain states through EVD, the placement agent, and certain subagents appointed by EVD in reliance upon the exemption from registration provided by Rule 506 under the Securities Act.

The Fund held a second closing on May 23, 2001, at which time qualified purchasers contributed equity securities with an aggregate exchange value of $369.4 million in exchange for an aggregate of 3,378,091 Shares of the Fund. The Fund held a third closing on July 26, 2001, at which time qualified purchasers contributed equity securities with an aggregate exchange value of $352.7 million in exchange for an aggregate of 3,522,710 Shares of the Fund. The Fund held a fourth closing on October 4, 2001, at which time qualified purchasers contributed equity securities with an aggregate exchange value of $298.8 million in exchange for an aggregate of 3,308,909 Shares of the Fund. The Fund held a fifth and final closing on December 18, 2001, at which time qualified purchasers contributed equity securities with an aggregate exchange value of $273.5 million in exchange for an aggregate of 2,812,544 Shares of the Fund. In connection with each of the foregoing closings, Shares of the Fund were privately offered and sold only to accredited investors who were qualified purchasers in the manner described above. Shares were issued at each of the foregoing closings at a price per share based on the Fund's net asset value per share determined as of the close of the NYSE on the business day immediately preceding the closing.

ITEM 11.  DESCRIPTION OF THE FUND'S SECURITIES TO BE REGISTERED.
----------------------------------------------------------------

The Fund is registering only Shares representing limited liability company interests in the Fund pursuant to Section 12(g) of the Securities Exchange Act of 1934.

The distribution practices of the Fund are described in Item 9(c) above. The Shares have no conversion or preemption rights, and there are no sinking fund provisions applicable to the Shares. The redemption rights of Shareholders are described in Item 9(a) above. Restrictions on transfer of the Shares are


------------------------
* Contributed by EVM in exchange for 100 Shares of the Fund. No selling commission applied to such Shares.

described in Item 9(a) above. Upon liquidation of the Fund, all assets remaining after payment of all liabilities and obligations of the Fund and after provision for liquidation expenses will be distributed in cash or in kind to Shareholders in proportion to the positive balances in their capital accounts. The Shares are not subject to any assessment by the Fund, and the Fund's LLC Agreement provides that no Shareholder shall be liable for any obligations or liabilities of the Fund.

A capital account for each Shareholder is maintained on the books of the Fund. The account reflects the value of such Shareholder's interest in the Fund, which is adjusted for profits, liabilities and distributions allocable to such account in accordance with Article 6 of the Fund's LLC Agreement. Subject to the consent of the Manager, a Shareholder may make an estate freeze election pursuant to which all or a portion of such Shareholder's Shares will be divided into Preferred Shares and Common Shares ("Estate Freeze Shares"). Such division will be made in accordance with the terms of the LLC Agreement. Estate Freeze Shares are not transferable without the consent of the Fund's Manager and have no daily redemption rights or voting or consent rights.

Shareholders have no control of the Fund's business or activities. Shareholders generally do not have the right to replace EVM as Manager of the Fund, but may do so upon the bankruptcy of EVM. Except as specifically required by the LLC Agreement, no Shareholder shall have any right to vote on, consent to or approve any action or matter under any circumstances whatsoever. Pursuant to and in accordance with the LLC Agreement, Shareholders have a very limited right to consent only:

     o to a change in or elimination of the Fund's investment objective and fundamental investment restrictions set forth in the LLC Agreement;
     o to the designation by EVM of another Manager which is not an entity directly or indirectly owned by EVC;
     o    to the designation of a substitute Manager upon the bankruptcy of EVM;
     o    to an election to dissolve the Fund made by the Manager; or
     o to the appointment of a liquidator to wind up the Fund's affairs upon its dissolution in the event there is no Manager to serve as liquidator.

The Fund may also be dissolved upon the filing with the records of the Fund of written consents to such dissolution by all Shareholders owning voting shares.

The Fund's LLC Agreement may be amended or restated only by action of the Manager by an instrument in writing signed by or on behalf of the Manager. No such amendment or restatement shall in any material respect increase, add to or alter any financial obligation of any Shareholder. No consent or approval of the Shareholders is required to affect any such amendment or restatement, except that the Fund's investment objective and fundamental investment restrictions set forth in the LLC Agreement may be changed or eliminated only with the Consent of the Shareholders (defined as the consent or approval of Shareholders holding the lesser of (a) 50% of the outstanding Shares, (b) 67% of those Shares acting on the matter if Shareholders holding more than 50% of the outstanding Shares have responded to the consent solicitation or (c) 67% of those Shares present or represented by proxy at a meeting if Shareholders holding more than 50% of the outstanding Shares are present or represented by proxy at the meeting).

ITEM 12.  INDEMNIFICATION OF THE MANAGER AND ITS AFFILIATES.
------------------------------------------------------------

EVM and BMR, their trustee, and their officers, employees and affiliates are entitled to indemnification from the Fund against all liabilities and expenses incurred or paid by them in connection with any claim, suit, action or proceeding in which they become involved as a party or otherwise. No indemnification shall be provided to any such person with respect to any matter as to which it shall be ultimately determined by final judicial decision that such person did not act in good faith in the reasonable belief that such person's action was in the best interest of the Fund and therefore is not entitled to indemnification by the Fund. Expenses incurred in defending any claim, suit, action or proceeding may be paid by the Fund as they are incurred upon receipt in each case of an undertaking by or on behalf of the relevant party to repay such amounts if it is ultimately determined that such party is not entitled to be indemnified by the Fund in accordance with the LLC Agreement. The indemnification is not to be deemed exclusive of any other rights to which the indemnified parties may be entitled under any statute, contract or otherwise.

The LLC Agreement provides that EVM and BMR, their trustee, and their officers, employees and affiliates shall not be liable to the Fund or to any Shareholder by reason of

     o any tax liabilities incurred by the Shareholders, including, without limitation, as a result of their contribution of securities to the Fund or upon the exchange of such securities from the Fund to the Company or from the Company to the Portfolio, or as a result of any sale or distribution of any such securities;
     o any failure to withhold income tax under federal or state tax laws with respect to income or gains allocated to the Shareholders;
     o any change in the federal or state tax laws or regulations or in the interpretations thereof as they apply to the Portfolio, the Company, BRC, the Fund or the Shareholders, whether such change or interpretation occurs through legislative, judicial or administrative action; or
     o    any failure of BRC to qualify as a REIT under the Code.

The LLC Agreement also provides that such persons, when acting in their respective capacities in connection with the Fund's business or affairs, shall not be liable to the Fund or to any Shareholder for any act, omission or breach of duty of any such person or of any other such persons, provided that no such person shall be exonerated from such liability who has been finally adjudicated by a court or other body before which a proceeding was brought not to have acted in good faith in the reasonable belief that such action was in the best interest of the Fund and to be liable to the Fund or to such Shareholder by reason thereof.

Reference is made to Sections 3.2 and 13.1 of the LLC Agreement (Exhibit 3.1 hereto), which provisions are incorporated herein by reference.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The Fund's financial statements for the period ended December 31, 2001, together with the auditors' report thereon, appearing on pages 23 through 46 hereof, are incorporated here by reference.

The following is a summary of unaudited quarterly results of operations of the Fund for 2001.


                                                                                              2001
                                                             ---------------------------------------------------------------------
                                                                   First             Second            Third           Fourth
                                                                 Quarter(1)          Quarter          Quarter          Quarter
                                                             ---------------------------------------------------------------------

Investment income                                               $2,775,030         $9,989,243      $13,956,796       $21,550,119

Minority interest in net income of controlled subsidiaries       ($223,157)         ($561,019)       ($768,931)      ($1,046,787)

Net investment income (loss)                                      $506,393           $148,131        ($149,458)       $3,071,242

Net increase (decrease) in net assets from operations         ($14,793,941)        $6,683,107    ($165,282,786)     $158,601,852

Per share data(2):
Investment income                                                    $0.58              $1.60            $1.30             $1.41
Net investment income (loss)                                         $0.11              $0.02           ($0.01)            $0.20
Net Increase (decrease) in net assets from operations               ($3.07)             $1.07          ($15.39)           $10.37

(1) For the period from the start of business, March 14, 2001, to March 31, 2001.
(2)  Based on average shares outstanding.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES.
--------------------------------------------------------------------------------

There have been no changes in, or disagreements with, accountants on accounting and financial disclosures.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.
--------------------------------------------

(a) The following is a list of all financial statements filed as a part of this registration statement:

     (i)  Consolidated Portfolio of Investments as of December 31, 2001

          Consolidated  Statement of Assets and  Liabilities  as of December 31,
          2001

          Consolidated Statement of Operations for the period from the start of business, March 14, 2001, to December 31, 2001

          Consolidated Statement of Changes in Net Assets for the period from the start of business, March 14, 2001, to December 31, 2001

          Consolidated Statement of Cash Flows for the period from the start of business, March 14, 2001, to December 31, 2001

          Financial Highlights for the period ended December 31, 2001

          Notes to Consolidated Financial Statements

          Independent Auditors' Report dated March 1, 2002

          Portfolio of Investments of Tax-Managed Growth Portfolio as of December 31, 2001

          Statement of Assets and Liabilities of Tax-Managed Growth Portfolio as of December 31, 2001

          Statement of Operations of Tax-Managed Growth Portfolio for the fiscal year ended December 31, 2001

          Statements of Changes in Net Assets of Tax-Managed Growth Portfolio for the fiscal years ended December 31, 2001 and December 31, 2000

          Supplementary Data of Tax-Managed Growth Portfolio for the years ended December 31, 2001, December 31, 2000, December 31, 1999, the two month period ended December 31, 1998, the fiscal year ended October 31, 1998 and October 31, 1997

          Notes to Financial Statements

          Independent Auditors' Report dated February 15, 2002

(b) A list of the exhibits filed as a part of this registration statement is included in the Exhibit Index appearing on page 48 hereof.

BELPORT CAPITAL FUND LLC AS OF DECEMBER 31, 2001
================================================================================
CONSOLIDATED PORTFOLIO OF INVESTMENTS
================================================================================
INVESTMENT IN BELVEDERE CAPITAL

FUND COMPANY LLC -- 74.2%

SECURITY                                             SHARES           VALUE
--------------------------------------------------------------------------------
Investment in Belvedere Capital Fund
 Company LLC (Belvedere Capital)                  11,088,800     $1,762,622,297
--------------------------------------------------------------------------------
Total Investment in Belvedere Capital
   (identified cost, $1,776,648,002)                             $1,762,622,297
--------------------------------------------------------------------------------

PARTNERSHIP PREFERENCE UNITS -- 3.9%

SECURITY                                             UNITS            VALUE
--------------------------------------------------------------------------------
Essex Portfolio, L.P. (California Limited
 Partnership affiliate of Essex Propoerty
 Trust, Inc.), 7.875% Series B Cumlative
 Redeemable Preferred Units, Callable from
 2/6/03+                                             875,000     $   35,162,050
PSA Institutional Partners, L.P. (California
 Limited Partnership affiliate of Public
 Storage, Inc.), 9.50% Series N Cumulative
 Redeemable Perpetual Preferred Units,
 Callable from 3/17/05+                            1,300,000         35,005,100
Prentiss Properties Acquisition Partners, L.P.
 (Delaware Limited Partnership affiliate of
 Prentiss Properties Trust), 8.30% Series B
 Cumulative Redeemable Perpetual Preferred
 Units, Callable from 6/25/03+                       550,000         22,333,850
--------------------------------------------------------------------------------
Total Partnership Preference Units
   (identified cost $92,413,822)                                 $   92,501,000
--------------------------------------------------------------------------------

OTHER REAL ESTATE INVESTMENTS -- 21.8%

DESCRIPTION                                                           VALUE
--------------------------------------------------------------------------------
Rental Property(1)(2)                                            $  518,617,126
--------------------------------------------------------------------------------
Total Other Real Estate Investments
   (identified cost, $520,333,752)                               $  518,617,126
--------------------------------------------------------------------------------

COMMERCIAL PAPER -- 0.1%
                                                PRINCIPAL
                                                 AMOUNT
SECURITY                                     (000'S OMITTED)          VALUE
--------------------------------------------------------------------------------
General Electric Capital Corp., 1.78%,
 01/02/02                                    $   1,706           $    1,705,915
--------------------------------------------------------------------------------
Total Commercial Paper
   (at amortized cost, $1,705,915)                               $    1,705,915
--------------------------------------------------------------------------------
Total Investments -- 100.0%
   (identified cost, $2,391,101,491)                             $2,375,446,338
--------------------------------------------------------------------------------

(+) Security exempt from registration under the Securities Act of 1933. At December 31, 2001, the value of these securities totaled $92,501,000, or 5.3% of net assets.
(1) Investment valued at fair value using methods determined in good faith by or at the direction of the Manager of Belport Realty Corporation.
(2) Rental property represents twenty-three multi-family residential properties located in ten states. None of the individual properties represent more than 5% of net assets.


                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BELPORT CAPITAL FUND LLC AS OF DECEMBER 31, 2001
================================================================================
CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

AS OF DECEMBER 31, 2001

Assets
--------------------------------------------------------------------------------
Investments, at value (identified cost,
   $2,391,101,491)                                              $2,375,446,338
Cash                                                                10,001,955
Escrow deposits-restricted                                           2,081,850
Dividends receivable                                                   570,625
Other assets                                                         3,374,095
--------------------------------------------------------------------------------
TOTAL ASSETS                                                    $2,391,474,863
--------------------------------------------------------------------------------

Liabilities
--------------------------------------------------------------------------------
Mortgages payable                                               $  361,107,500
Loan payable                                                       231,000,000
Open interest rate swap contracts, at value                          2,344,008
Security deposits                                                      948,853
Swap interest payable                                                  170,110
Accrued expenses:
   Interest expense                                                  2,556,850
   Property taxes                                                    1,698,822
   Other expenses and liabilities                                    3,059,258
Minority interest in controlled subsidiaries                        39,431,598
--------------------------------------------------------------------------------
TOTAL LIABILITIES                                                $ 642,316,999
--------------------------------------------------------------------------------
NET ASSETS FOR 17,782,241 FUND SHARES OUTSTANDING               $1,749,157,864
--------------------------------------------------------------------------------

Shareholders' Capital
--------------------------------------------------------------------------------
SHAREHOLDERS' CAPITAL                                           $1,749,157,864
--------------------------------------------------------------------------------

Net Asset Value and Redemption Price
 Per Share (Note 4)
--------------------------------------------------------------------------------
($1,749,157,864  DIVIDED BY 17,782,241
   FUND SHARES OUTSTANDING)                                           $  98.37
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED DECEMBER 31, 2001*

Investment Income
--------------------------------------------------------------------------------
Dividends allocated from Belvedere Capital
   (net of foreign taxes, $47,213)                                 $  8,345,141
Interest allocated from Belvedere Capital                               541,100
Expenses allocated from Belvedere Capital                            (4,851,729)
--------------------------------------------------------------------------------
Net investment income allocated from Belvedere Capital             $  4,034,512
Rental income                                                        41,868,817
Dividends from Partnership Preference Units                           2,114,375
Interest                                                                253,484
--------------------------------------------------------------------------------
TOTAL INVESTMENT INCOME                                            $ 48,271,188
--------------------------------------------------------------------------------
Expenses
--------------------------------------------------------------------------------
Investment advisory and administrative fee                         $  2,883,623
Property management fees                                              1,684,578
Distribution and servicing fee                                        1,566,802
Interest expense on mortgages                                        15,287,500
Interest expense on Credit Facility                                   3,772,792
Interest expense on swap contracts                                    2,055,335
Property and maintenance expenses                                     9,403,144
Property taxes and insurance                                          4,456,562
Miscellaneous                                                         1,784,585
--------------------------------------------------------------------------------
TOTAL EXPENSES                                                     $ 42,894,921
--------------------------------------------------------------------------------
Deduct --
   Reduction of investment adviser and administrative fee          $    799,935
--------------------------------------------------------------------------------
NET EXPENSES                                                       $ 42,094,986
--------------------------------------------------------------------------------
Net investment income before minority interests in
   net income of controlled subsidiaries                           $  6,176,202
Minority interests in net income of controlled subsidiaries          (2,599,894)
--------------------------------------------------------------------------------

NET INVESTMENT INCOME                                              $  3,576,308
--------------------------------------------------------------------------------
Realized and Unrealized Gain (Loss)
--------------------------------------------------------------------------------
Net realized gain (loss) --
   Investment transactions from Belvedere Capital
      (identified cost basis)                                      $   (807,510)
   Investment transactions in real estate investments,
      excluding Partnership Preference Units                            438,595
--------------------------------------------------------------------------------
NET REALIZED LOSS                                                  $   (368,915)
--------------------------------------------------------------------------------
Change in unrealized appreciation (depreciation) --
   Investment in Belvedere Capital (identified cost basis)         $(14,025,705)
   Investments in Partnership Preference Units
    (identified cost basis)                                              87,178
   Investments in other real estate investments
    (net of minority interests in unrealized gain
    (loss) of controlled subsidiaries of $(2,083,851))               (1,716,626)
   Interest rate swap contracts                                      (2,344,008)

--------------------------------------------------------------------------------
NET CHANGE IN UNREALIZED APPRECIATION (DEPRECIATION)               $(17,999,161)
--------------------------------------------------------------------------------

NET REALIZED AND UNREALIZED LOSS                                   $(18,368,076)
--------------------------------------------------------------------------------

NET DECREASE IN NET ASSETS FROM OPERATIONS                         $(14,791,768)
--------------------------------------------------------------------------------

* For the period from the start of business, March 14, 2001, to December 31, 2001.

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BELPORT CAPITAL FUND LLC AS OF DECEMBER 31, 2001
================================================================================
CONSOLIDATED FINANCIAL STATEMENTS CONT'D
================================================================================
CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS

INCREASE (DECREASE)                                            PERIOD ENDED
IN NET ASSETS                                               DECEMBER 31, 2001*
--------------------------------------------------------------------------------
Net investment income                                        $    3,576,308
Net realized loss on investment transactions                       (368,915)
Net change in unrealized appreciation
   (depreciation) of investments                                (17,999,161)
--------------------------------------------------------------------------------
NET DECREASE IN NET ASSETS FROM
   OPERATIONS                                                $  (14,791,768)
--------------------------------------------------------------------------------
Transactions in Fund Shares --
   Investment securities contributed                         $1,778,032,763
   Less -- Selling commissions                                    (7,971,497)
--------------------------------------------------------------------------------
Net contributions                                            $1,770,061,266
Net asset value of Fund Shares redeemed                          (5,842,111)
--------------------------------------------------------------------------------
NET INCREASE IN NET ASSETS FROM FUND
   SHARE TRANSACTIONS                                        $1,764,219,155
--------------------------------------------------------------------------------
Distributions --
   Special Distributions to Belport
   Capital Fund LLC Shareholders                             $     (269,523)
--------------------------------------------------------------------------------
TOTAL DISTRIBUTIONS TO SHAREHOLDERS                          $     (269,523)
--------------------------------------------------------------------------------
NET INCREASE IN NET ASSETS                                   $1,749,157,864
--------------------------------------------------------------------------------
Net Assets
--------------------------------------------------------------------------------
At beginning of period                                       $      --
--------------------------------------------------------------------------------
AT END OF PERIOD                                             $1,749,157,864
--------------------------------------------------------------------------------

* For the period from the start of business, March 14, 2001, to December 31, 2001.

CONSOLIDATED STATEMENT OF CASH FLOWS

INCREASE (DECREASE)                                            PERIOD ENDED
IN CASH                                                      DECEMBER 31, 2001*
--------------------------------------------------------------------------------
Cash Flows From (For) Operating Activities --
Net investment income                                          $    3,576,308
Adjustments to reconcile net investment income to
 net cash flows used for operating activities --
   Net investment income allocated from Belvedere Capital          (4,034,512)
   Amortization of debt issuance costs                                160,905
   Decrease in escrow deposits                                      3,717,624
   Increase in other assets                                          (208,301)
   Increase in dividends receivable                                  (570,625)
   Increase in minority interest                                      646,000
   Decrease in security deposits                                      (61,343)
   Increase in interest payable for open swap contracts               170,110
   Increase in accrued interest and accrued expenses
    and liabilities                                                 2,400,263
   Decrease in accrued property taxes                                (308,857)
   Purchases of Partnership Preference Units                     (101,800,438)
   Sales of investments in other real estate                       43,415,885
   Payments for investments in other real estate                 (167,665,973)
   Cash assumed in connection with acquisition of other
    real estate investments                                         3,398,477
   Sales of Partnership Preference Units                            9,386,616
   Improvements to rental property                                 (2,685,717)
   Net decrease in investment in Belvedere Capital                  1,589,562
   Increase in short-term investments                              (1,705,915)
   Minority interests in net income of controlled subsidiaries      2,599,894
--------------------------------------------------------------------------------
NET CASH FLOWS USED FOR OPERATING ACTIVITIES                   $ (207,980,037)
--------------------------------------------------------------------------------
Cash Flows From (For) Financing Activities --
   Proceeds from Credit Facility                               $  231,000,000
   Payments on behalf of investors (selling commissions)           (7,971,497)
   Payments for Fund Shares redeemed                               (2,819,910)
   Payment of Special Distributions                                  (269,523)
   Payment of distributions to minority shareholders               (1,907,924)
   Payments on mortgages                                              (49,154)
--------------------------------------------------------------------------------
NET CASH FLOWS FROM FINANCING ACTIVITIES                       $  217,981,992
--------------------------------------------------------------------------------

NET INCREASE IN CASH                                           $   10,001,955
--------------------------------------------------------------------------------

CASH AT BEGINNING OF PERIOD                                    $       --
--------------------------------------------------------------------------------

CASH AT END OF PERIOD                                          $   10,001,955
--------------------------------------------------------------------------------
Supplemental Disclosure and Non-cash Investing and
 Financing Activities
--------------------------------------------------------------------------------
Securities contributed by Shareholders invested in
     Belvedere Capital                                         $1,778,032,763

Change in unrealized appreciation
   (depreciation) of investments and open swap contracts       $  (17,999,161)
Interest paid for loan                                         $    2,912,221
Interest paid for mortgages                                    $   13,050,291
Interest paid for swap contracts                               $    1,885,225
Market value of securities distributed
 in payment of redemptions                                     $    3,022,201
Market value of real property and other assets, net of
 current liabilities, assumed in conjunction with
 acquisition of other real estate investments                  $  523,011,166
Mortgages assumed in conjunction with acquisition
 of other real estate investments                              $  361,107,500
--------------------------------------------------------------------------------

* For the period from the start of business, March 14, 2001, to December 31, 2001.

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BELPORT CAPITAL FUND LLC AS OF DECEMBER 31, 2001
================================================================================
CONSOLIDATED FINANCIAL STATEMENTS CONT'D
================================================================================
FINANCIAL HIGHLIGHTS

FOR THE PERIOD ENDED DECEMBER 31, 2001(1)
--------------------------------------------------------------------------------
Net asset value -- Beginning of period                              $ 100.00
--------------------------------------------------------------------------------
Income (loss) from operations
--------------------------------------------------------------------------------
Net investment income(7)                                            $   0.341
Net realized and unrealized loss                                       (1.945)
--------------------------------------------------------------------------------
TOTAL LOSS FROM OPERATIONS                                          $  (1.604)
--------------------------------------------------------------------------------
Distributions
--------------------------------------------------------------------------------
Special Distributions to Belport Capital
 Fund LLC Shareholders(7)                                           $  (0.026)
--------------------------------------------------------------------------------
TOTAL DISTRIBUTIONS                                                 $  (0.026)
--------------------------------------------------------------------------------
NET ASSET VALUE -- END OF PERIOD                                    $  98.370
--------------------------------------------------------------------------------

TOTAL RETURN(2)                                                         (1.63)%
--------------------------------------------------------------------------------
                                             AS A PERCENTAGE    AS A PERCENTAGE
                                             OF AVERAGE NET     OF AVERAGE GROSS
RATIOS                                         ASSETS(6)          ASSETS(3)(6)
--------------------------------------------------------------------------------
Expenses of Consolidated Real Property
   Subsidiaries
   Interests and other borrowing costs(4)(5)     1.45%               1.10%
   Operating expenses(4)(5)                      1.49%               1.13%
Belport Capital Fund LLC Expenses
   Interest and other borrowing costs(4)(8)      0.72%               0.55%
   Investment advisory and administrative
    fees, servicing fees and other Fund
    operating expenses(4)(8)(9)                  1.23%               0.94%
                                               -----------------------------
Total expenses(4)(9)(10)                         4.89%               3.72%
Net investment income(4)(10)                     0.44%               0.34%
--------------------------------------------------------------------------------
Supplemental Data
--------------------------------------------------------------------------------
Net asset, end of year (000's omitted)                              $1,749,158
Portfolio turnover of Tax-Managed Growth Portfolio                          18%
--------------------------------------------------------------------------------

(1) For the period from the start of business, March 14, 2001, to December 31, 2001.
(2) Total return is calculated assuming a purchase at the net asset value on the first day and a sale at the net asset value on the last day of the period. Distributions, if any, are assumed reinvested at the net asset value on the reinvestment date. Total return is not calculated on an annualized basis.
(3) Average Gross Assets is defined as the average daily amount of all assets of Belport Capital Fund LLC (not including its investment in Belport Realty Corporation (BRC)) plus all assets of BRC, without reduction by any liabilities. For this purpose, the assets of BRC's controlled subsidiaries are reduced by the proportionate interest therein of investors other than BRC.

(4)  Annualized.
(5) Ratio includes BRC's proportional share of expenses incurred by its majority-owned subsidiaries (see Note 1).
(6) For the purpose of calculating ratios, the income and expenses of BRC's controlled subsidiaries are reduced by the proportionate interest therein of investors other than BRC.
(7)  Calculated using average shares outstanding.
(8) Ratio includes the expenses of Belport Capital Fund LLC and BRC for which Belport Capital Fund LLC owns 100% of the outstanding common stock. The ratio does not include expenses of other real estate subsidiaries.
(9) Ratio includes Belport Capital Fund LLC's share of Belvedere Capital's allocated expenses, including those expenses allocated from the Portfolio.
(10) The expenses reflect a reduction of the investment advisory and administrative fees. Had such action not been taken, the ratios of total expenses to average net assets and average gross assets would have been 4.99% and 3.79%, respectively, and the ratios of net investment income to average net assets and average gross assets would have been 0.34% and 0.27%, respectively.

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BELPORT CAPITAL FUND LLC AS OF DECEMBER 31, 2001
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

1    ORGANIZATION
--------------------------------------------------------------------------------
A INVESTMENT OBJECTIVE -- Belport Capital Fund LLC (Belport Capital) is a Delaware limited liability company established to offer diversification and tax-sensitive investment management to persons holding large and concentrated positions in equity securities of selected publicly-traded companies. The investment objective of Belport Capital is to achieve long-term, after-tax returns for Belport Capital shareholders (Shareholders). Belport Capital pursues this objective primarily by investing indirectly in Tax-Managed Growth Portfolio (the Portfolio), a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended. The Portfolio is organized as a trust under the laws of the State of New York. Belport Capital maintains its investment in the Portfolio by investing in Belvedere Capital Fund Company LLC (Belvedere Capital), a separate Massachusetts limited liability company that invests exclusively in the Portfolio. The performance of Belport Capital and Belvedere Capital is directly and substantially affected by the performance of the Portfolio. Separate from its investment in the Portfolio through Belvedere Capital, Belport Capital invests in real estate assets including income-producing preferred equity interests in real estate operating partnerships (Partnership Preference Units) affiliated with publicly-traded real estate investment trusts (REITs) and interests in controlled real property subsidiaries.

B SUBSIDIARIES -- Belport Capital invests in real estate through its subsidiary Belport Realty Corporation (BRC). At December 31, 2001 BRC invested directly in Partnership Preference Units and indirectly in real property through controlled subsidiaries, Bel Multifamily Property Trust (Bel Multifamily) and Monadnock Property Trust, LLC (Monadnock).

     BRC -- BRC invests directly in Partnership Preference Units and also holds majority interests in Bel Multifamily and Monadnock. At December 31, 2001, Belport Capital owned 100% of the common stock issued by BRC and intends to hold all of BRC's common stock at all times. Additionally, 2,100 shares of preferred stock of BRC are outstanding at December 31, 2001. The preferred stock has a par value of $0.01 per share and is redeemable by BRC at a redemption price of $100 per share after the occurrence of certain tax events or after December 31, 2005. Dividends on the preferred stock are cumulative and payable annually equal to $8 per share. The interest in preferred stock is recorded as a minority interest on the Consolidated Statement of Assets and Liabilities.

     BEL MULTIFAMILY -- Bel Multifamily, a majority-owned subsidiary of BRC, owns eleven multi-family residential properties consisting of 3,011 units (collectively, the Bel Multifamily Properties) located in seven states (Washington, Missouri, North Carolina, Arizona, Florida, Georgia and Texas). The average occupancy rate was approximately 95% at December 31, 2001. BRC owns 100% of the Class A units of Bel Multifamily, representing 75% of the voting interests in Bel Multifamily, and a minority shareholder (the Bel Multifamily Minority Shareholder) owns 100% of the Class B units, representing 25% of the voting interests in Bel Multifamily. The Class B equity interest is recorded as a minority interest on the Consolidated Statement of Assets and Liabilities. The primary distinction between the two classes of shares is the distribution priority and voting rights. BRC has priority in distributions and has greater voting rights than the holders of the Class B units. Pursuant to a buy/sell agreement entered into at the time Bel Multifamily was established, either BRC or the Bel Multifamily Minority Shareholder can give notice after February 22, 2010 either to buy the other's equity interest in Bel Multifamily or to sell its own equity interest in Bel Multifamily.

     MONADNOCK -- Monadnock, a majority-owned subsidiary of BRC, owns twelve multi-family residential properties consisting of 4,614 units
     (collectively, the Monadnock Properties) located in eight states (Texas, Arizona, Georgia, North Carolina, Oregon, Utah, Tennessee and Florida). The average occupancy rate was approximately 95% at December 31, 2001. BRC owns Class A units of Monadnock, representing 60% of the voting interests in Monadnock, and a minority shareholder (the Monadnock Minority Shareholder) owns Class B units, representing 40% of the voting interests in Monadnock. The Class B equity interest is recorded as a minority interest on the Consolidated Statement of Assets and Liabilities. The primary distinction between the two classes of shares is the distribution priority and voting rights. BRC has priority in distributions and has greater voting rights than the holder of Class B units. Pursuant to a buy/sell agreement entered into at the time Monadnock was established, either BRC or the Monadnock Minority Shareholder can give notice after September 13, 2010 either to buy the other's equity interest in Monadnock or to sell its own equity interest in Monadnock.

     CASCO -- Casco, which was a majority-owned subsidiary of BRC during the period ended December 31, 2001, owns eight multi-family residential properties (collectively, the Casco Properties) located in five states (North Carolina, Tennessee, Florida, Georgia and Texas). BRC owned 100% of the Class A units of Casco, representing 60% of the voting interests in

BELPORT CAPITAL FUND LLC AS OF DECEMBER 31, 2001
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT'D
================================================================================

     Casco, and a minority shareholder (the Casco Minority Shareholder) owned 100% of the Class B units, representing 40% of the voting interests in Casco. The primary distinction between the two classes of shares is the distribution priority and voting rights. BRC had priority in distributions and had greater voting rights than the holders of the Class B units. BRC does not own an interest in Casco at December 31, 2001.

     The accompanying consolidated financial statements include the accounts of Belport Capital, BRC, Bel Multifamily, Monadnock and Casco (for the period during which BRC maintained a majority interest in Casco) (collectively, the Fund). All material intercompany accounts and transactions have been eliminated.

     The audited financial statements of the Portfolio, including the Portfolio of Investments, are included elsewhere in this report and should be read in conjunction with the Fund's financial statements.

2    SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------
     The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its consolidated financial statements. The policies are in conformity with accounting principles generally accepted in the United States of America.

A INVESTMENT COSTS -- The Fund's investment assets were principally acquired through contributions of common stock by Shareholders in exchange for Shares of the Fund, in purchases of Partnership Preference Units and through contributions of real estate investments in exchange for cash and a minority interest in controlled subsidiaries. Upon receipt of common stock from Shareholders, Belport Capital immediately exchanged the contributed securities into Belvedere Capital for shares thereof, and Belvedere Capital, in turn, immediately thereafter exchanged the contributed securities into the Portfolio for an interest in the Portfolio. The cost at which the Fund's investments of contributed securities is carried in the consolidated financial statements is the value of the contributed securities as of the close of business on the day prior to their contribution to the Fund. The initial tax basis of the Fund's investment in the Portfolio through Belvedere Capital is the same as the contributing Shareholders' basis in securities contributed to the Fund. The initial tax and financial reporting basis of the Fund's investment in Partnership Preference Units and other real estate purchased by the Fund is the purchase cost. The initial cost at which the Fund's investments in real estate contributed to the Fund is carried in the consolidated financial statements is the market value on contribution date. The initial tax basis of real estate investments contributed to the Fund is the contributor's tax basis at the time of contribution or value at the time of contribution, depending on the taxability of the contribution.

B INVESTMENT VALUATIONS -- The Fund's investments consist of Partnership Preference Units, other real property investments, shares of Belvedere Capital and short-term debt securities. Belvedere Capital's only investment is an interest in the Portfolio, the value of which is derived from a proportional interest therein. Additionally, the Fund has entered into interest rate swap contracts (Note 7). The valuation policy followed by the Fund, Belvedere Capital and the Portfolio is as follows:

     Marketable securities, including options, that are listed on foreign or U.S. securities exchanges or in the NASDAQ National Market System are valued at closing sale prices on the exchange where such securities are principally traded. Futures positions on securities or currencies are generally valued at closing settlement prices. Unlisted or listed securities for which closing sale prices are not available are valued at the mean between the latest bid and asked prices. Short-term debt securities with a remaining maturity of 60 days or less are valued at amortized cost, which approximates fair value. Other fixed income and debt securities, including listed securities and securities for which price quotations are available, are normally valued on the basis of valuations furnished by a pricing service. Investments held by the Portfolio for which valuations or market quotations are unavailable are valued at fair value using methods determined in good faith by or at the direction of the Trustees. Investments held by the Fund for which valuations or market quotations are unavailable are valued at fair value using methods determined in good faith by Boston Management and Research (BMR), a wholly-owned subsidiary of Eaton Vance Management (EVM), as Investment Adviser of Belport Capital and Manager of BRC. Interest rate swap contracts for which prices are unavailable are valued as determined in good faith by BMR.

     The value of the Fund's real estate investments is determined in good faith by BMR as Manager of BRC, taking into account all relevant factors, data and information including with respect to investments in Partnership Preference Units, information from dealers and similar firms with knowledge of such issues and the prices of comparable preferred equity securities and other fixed or adjustable rate instruments having similar investment characteristics. Real estate investments other than Partnership Preference Units are generally stated at estimated market values based upon

BELPORT CAPITAL FUND LLC AS OF DECEMBER 31, 2001
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT'D
================================================================================

     independent valuations assuming an orderly disposition of assets. Detailed valuations are performed annually and reviewed periodically and adjusted if there has been a significant change in economic circumstances since the previous valuation. Given that such valuations include many assumptions, including but not limited to, an orderly disposition of assets, values may differ from amounts ultimately realized.

C INTEREST RATE SWAPS -- Belport Capital has entered into current and forward interest rate swap agreements with respect to its borrowings and real estate investments. Pursuant to these agreements, Belport Capital makes periodic payments to the counterparty at predetermined fixed rates in exchange for floating-rate payments from the counterparty that fluctuate with one-month LIBOR. During the terms of the outstanding swap agreements, changes in the underlying values of the swaps are recorded as unrealized gains or losses. Belport Capital is exposed to credit loss in the event of non-performance by the swap counterparty.

D    WRITTEN  OPTIONS  -- The  Portfolio  and the  Fund  may  write  listed  and over-the-counter call options on individual securities, on baskets of securities and on stock market indices. Upon the writing of a call option, an amount equal to the premium received by the Portfolio or Fund is included in the Consolidated Statement of Assets and Liabilities of the respective entity as a liability. The amount of the liability is subsequently marked-to-market to reflect the current value of the option written in accordance with the investment valuation policies discussed above. Premiums received from writing options that expire are treated as realized gains. Premiums received from writing options that are exercised or are closed are added to or offset against the proceeds or amount paid on the transaction to determine the realized gain or loss. The Portfolio or Fund as a writer of an option may have no control over whether the underlying securities may be sold and as a result bears the market risk of an unfavorable change in the price of the securities underlying the written option.

E PURCHASED OPTIONS -- Upon the purchase of a put option, the premium paid by the Portfolio or Fund is included in the Consolidated Statement of Assets and Liabilities of the respective entity as an investment. The amount of the investment is subsequently marked-to-market to reflect the current market value of the option purchased, in accordance with the investment valuation policies discussed above. If an option which the Portfolio or Fund has purchased expires on the stipulated expiration date, the Portfolio or Fund will realize a loss in the amount of the cost of the option. If the Portfolio or Fund enters into a closing sale transaction, the Portfolio or Fund will realize a gain or loss, depending on whether the sales proceeds from the closing sale transaction are greater or less than the cost of the option. If the Portfolio or Fund exercises a put option, it will realize a gain or loss from the sale of the underlying security and the proceeds from such sale will be decreased by the premium originally paid.

F    RENTAL  OPERATIONS  -- The  apartment  units  held by Bel  Multifamily  and
     Monadnock are leased to residents generally for a term of one year renewable upon consent of both parties on a year-to-year or month-to-month basis. The apartment units held by Casco were leased to residents generally for a term of one year or less.

     The escrow accounts related to Monadnock consist of tenant security deposits, deposits for real estate taxes, insurance, reserve for replacements and capital repairs as required under the mortgage agreements.

     The  mortgage  escrow  accounts  are  held  by  the  respective   financial
     institutions and controlled by lenders (Note 8).

     Costs incurred in connection with acquisitions of properties have been capitalized. Significant betterments and improvements are capitalized as part of real property.

G INCOME -- Dividend income is recorded on the ex-dividend date and interest and income is recorded on the accrual basis. Rental income is recorded on the accrual basis based upon the terms of the lease agreements.

     Belvedere  Capital's  net  investment  income or loss consists of Belvedere
     Capital's pro-rata share of the net investment income of the Portfolio, less all actual or accrued expenses of Belvedere Capital, determined in accordance with accounting principles generally accepted in the United States of America. The Fund's net investment income or loss consists of the Fund's pro-rata share of the net investment income of Belvedere Capital, plus all income earned on the Fund's direct investments, less all actual and accrued expenses of the Fund determined in accordance with accounting principles generally accepted in the United States of America.

H DEFERRED COSTS -- Mortgage origination expenses incurred in connection with the financing of Bel Multifamily and Monadnock are capitalized and amortized over the terms of the respective loans.

I INCOME TAXES -- Belport Capital, Belvedere Capital and the Portfolio are treated as partnerships for federal income tax purposes. As a result,

BELPORT CAPITAL FUND LLC AS OF DECEMBER 31, 2001
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT'D
================================================================================

     Belport Capital, Belvedere Capital and the Portfolio do not incur federal income tax liability, and the shareholders and partners thereof are individually responsible for taxes on items of partnership income, gain, loss and deduction. The policy of BRC, Bel Multifamily, Monadnock and Casco is to comply with the Internal Revenue Code applicable to REITs. BRC, Bel Multifamily, Monadnock and Casco will generally not be subject to federal income tax to the extent that they distribute their earnings to their stockholders each year and maintain their qualifications as REITs.

J    OTHER -- Investment transactions are accounted for on a trade date basis.

K USE OF ESTIMATES -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from those estimates.

3    DISTRIBUTIONS TO SHAREHOLDERS
--------------------------------------------------------------------------------
     Each year Belport Capital intends to distribute all of its net investment income for the year, if any, and approximately 22% of its net realized capital gains for such year, if any, other than precontribution gains allocated to a Shareholder in connection with a tender offer or other extraordinary corporate event with respect to a security contributed by such Shareholder, for which no capital gain distribution is made. In addition, whenever a distribution with respect to a precontribution gain is made, Belport Capital makes a supplemental distribution to compensate Shareholders receiving such distributions for taxes that may be due in connection with the precontribution gain and supplemental distributions (Special Distribution). Special Distributions accrued for or paid during the period from the start of business, March 14, 2001, to December 31, 2001, totaled $269,523.

     In  addition,  BRC,  Bel  Multifamily,   Monadnock,  and  Casco  intend  to
     distribute substantially all of their taxable income earned by the respective entities during the year.

4    SHAREHOLDER TRANSACTIONS
--------------------------------------------------------------------------------
     Belport Capital may issue an unlimited number of full and fractional Fund Shares. Transactions in Fund Shares, including contributions of securities in exchange for Shares of Belport Capital, were as follows:


                                                                PERIOD ENDED
                                                             DECEMBER 31, 2001*

--------------------------------------------------------------------------------
    Issued at Belport Capital closings                          17,842,860
    Redemptions                                                    (60,619)
--------------------------------------------------------------------------------
  NET INCREASE                                                  17,782,241
--------------------------------------------------------------------------------

* For the period from the start of business, March 14, 2001, to December 31, 2001.

     Redemptions of Fund Shares held less than three years are generally subject to a redemption fee of 1% of the net asset value of Fund Shares redeemed. The redemption fee is paid to Eaton Vance Distributors, Inc. (EVD) by Belport Capital on behalf of the redeeming Shareholder. No charge is levied on redemptions of Fund Shares acquired through the reinvestment of distributions, Fund Shares redeemed in connection with a tender offer or other extraordinary corporate event or Fund Shares redeemed following the death of all of the initial holders of the Fund Shares redeemed. In addition, no fee applies to redemptions made pursuant to a Systematic Redemption Plan, whereby, a Shareholder can redeem up to 2% of Fund Shares held on a quarterly basis. For the period from the start of business, March 14, 2001, to December 31, 2001 EVD received $28,772 in redemption fees.

     In connection with the offering of Fund Shares, EVD, the Placement Agent, received $7,971,497 in selling commissions paid by Belport Capital on behalf of Shareholders. EVD, in turn, paid this amount to the applicable subagent on behalf of Shareholders investing in Belport Capital through such subagent. In addition, EVD made payments to subagents from its own resources totaling $17,564,770, approximately equal to 1.0% of the value of investments in Belport Capital made through subagents.

     Shareholders in Belport Capital are entitled to restructure their Fund Share interests under what is termed an Estate Freeze Election. Under this election, Fund Shares are divided into Preferred Shares and Common Shares. Preferred Shares have a preferential right over the corresponding Common Shares equal to (i) 95% of the original capital contribution made in respect of the undivided Shares from which the Preferred Shares and Common Shares were derived, plus (ii) an annuity priority return equal to 8.5% of

BELPORT CAPITAL FUND LLC AS OF DECEMBER 31, 2001
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT'D
================================================================================

     the Preferred Shares' preferential interest in the original capital contribution of the undivided Fund Shares. The associated Common Shares are entitled to the remaining 5% of the original capital contribution in respect of the undivided Fund Shares, plus any returns thereon in excess of the fixed annual priority of the Preferred Shares. The existence of restructured Fund Shares does not adversely affect Shareholders who do not participate in the election nor do the restructured Fund Shares have preferential rights to Fund Shares that have not been restructured.
     Shareholders who subdivide Fund Shares under this election sacrifice certain rights and privileges that they would otherwise have with respect to the Fund Shares so divided, including redemption rights and voting and consent rights. Upon the twentieth anniversary of the issuance of the associated undivided Fund Shares to the original holders thereof, Preferred and Common Shares will automatically convert into full and fractional undivided Fund Shares.

     The allocation of Belport Capital's net asset value per Share of $98.37 between Preferred and Common Shares that have been restructured is as follows:

                                                     PER SHARE VALUE AT
                                                     DECEMBER 31, 2001
                                                   -----------------------
                                                   PREFERRED        COMMON
    DATE OF CONTRIBUTION                           SHARES           SHARES

    ----------------------------------------------------------------------------
    July 26, 2001                                   $94.71          $ 3.66


5    INVESTMENT TRANSACTIONS
--------------------------------------------------------------------------------
     For the period from the start of business, March 14, 2001, to December 31, 2001, increases and decreases of Belport Capital's investment in Belvedere Capital aggregated $1,836,633,984 and $63,212,984, respectively, and purchases and sales of Partnership Preference Units aggregated $101,800,438 and $9,386,616, respectively. Acquisitions and sales of other real estate investments totaled $167,665,973 and $43,415,885, respectively, during the period from March 14, 2001, to December 31, 2001.

     Purchases and sales of Partnership Preference Units and purchases of other real estate investments during the period from the start of business, March 14, 2001, to December 31, 2001, represent amounts purchased from and sold to other funds sponsored by EVM. Sales of other real estate investments were made to other funds sponsored by EVM.

6    INDIRECT INVESTMENT IN PORTFOLIO
--------------------------------------------------------------------------------
     Belvedere Capital's interest in the Portfolio at December 31, 2001, was $10,334,131,781, representing 56.4% of the Portfolio's net assets. The Fund's investment in Belvedere Capital at December 31, 2001 was $1,762,622,297, representing 17.1% of Belvedere Capital's net assets. Investment income allocated to Belvedere Capital from the Portfolio for the period from the Fund's start of business March 14, 2001, to December 31, 2001 totaled $83,457,515, of which $8,886,241 was allocated to the Fund. Expenses allocated to Belvedere Capital from the Portfolio for the period from the Fund's start of business March 14, 2001, to December 31, 2001, totaled $34,645,717, of which $3,601,116 was allocated to the Fund. Belvedere Capital allocated additional expenses to the Fund of $1,250,613 for the period from the Fund's start of business March 14, 2001, to December 31, 2001, representing $32,955 of operating expenses and $1,217,658 of service fees (Note 9).

7    INTEREST RATE SWAP AGREEMENTS
--------------------------------------------------------------------------------
     Belport Capital has entered into current and forward interest rate swap agreements in connection with its real estate investments and associated borrowings. Under such agreements, Belport Capital has agreed to make periodic payments at fixed rates in exchange for payments at floating rates. The notional or contractual amounts of these instruments may not necessarily represent the amounts potentially subject to risk. The measurement of the risks associated with these investments is meaningful only when considered in conjunction with all related assets, liabilities and agreements. As of December 31, 2001, Belport Capital has entered into interest rate swap agreements with Citibank, N.A. and Merrill Lynch Capital Services, Inc.

                                                                   UNREALIZED
             NOTIONAL                                             APPRECIATION
              AMOUNT                                             (DEPRECIATION)
EFFECTIVE     (000'S     FIXED      FLOATING       TERMINATION   AT DECEMBER 31,
DATE         OMITTED)    RATE       RATE           DATE               2001
--------------------------------------------------------------------------------
   3/01      $49,080    5.8075%   Libor + 0.40%       3/08         $  452,595
   5/01       73,980    5.79  %   Libor + 0.40%       3/08           (797,634)
   7/01       34,905    5.995 %   Libor + 0.40%       3/08           (767,018)
  12/01       57,509    5.841 %   Libor + 0.40%       3/08           (786,962)
   3/08       49,080    6.45  %   Libor + 0.40%       2/10           (538,733)
   3/08       73,980    6.92  %   Libor + 0.40%       9/10             93,744
--------------------------------------------------------------------------------
  TOTAL                                                            $2,344,008)
--------------------------------------------------------------------------------

BELPORT CAPITAL FUND LLC AS OF DECEMBER 31, 2001
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT'D
================================================================================

8    DEBT
--------------------------------------------------------------------------------
A MORTGAGES -- Rental property held by BRC's controlled subsidiaries is financed through mortgages issued to the controlled subsidiaries. The mortgages are secured by the rental property and are generally without recourse to the other assets of Belport Capital's Shareholders. The value of the rental property securing the loans was $518,617,126 at December 31, 2001. Amounts outstanding at December 31, 2001, excluding unamortized debt issuance costs, are as follows:

                                    ANNUAL         MONTHLY       BALANCE AT
   MATURITY                         INTEREST       INTEREST      DECEMBER 31,
   DATE                             RATE           PAYMENT*      2001
   ----------------------------------------------------------------------------
   April 1, 2009                     7.89%        $  100,647     $ 15,307,500
   March 1, 2011                     6.95%           832,842      143,800,000
   April 1, 2011                     6.57%         1,105,952      202,000,000
--------------------------------------------------------------------------------
                                                  $2,039,441     $361,107,500
--------------------------------------------------------------------------------

* Mortgages provide for monthly payments of interest only through the respective maturity date, with the entire principal balance due on the respective maturity date.

B CREDIT FACILITY -- Belport Capital has entered into a revolving securitization facility (the Commercial Paper Facility) of up to $250,000,000 with a special purpose commercial paper issuer (the CP Issuer) and Citicorp North America, Inc. as agent for the CP Issuer. The Commercial Paper Facility is supported by a committed liquidity facility (the Liquidity Facility)(collectively, the Credit Facility) provided by Citibank, N.A., under which borrowings may be made for a maximum term of seven years from Belport Capital's initial closing. On borrowings under the Commercial Paper Facility, Belport Capital pays a rate of interest equal to the CP Issuer's cost of commercial paper funding plus a margin and certain fees and expenses. Interest expense includes a commitment fee of approximately 0.18% per year on the unused portion of the Commercial Paper Facility. In the event that the CP issuer is unable or unwilling to maintain advances to the Fund, it may assign its advances to the providers of the Liquidity Facility. Borrowings under the Liquidity Facility will be at an annual rate of one-month Libor plus 0.75%. Belport Capital's obligation under the Credit Facility is secured by a pledge of substantially all of its assets, including BRC common stock and shares of Belvedere Capital held by the Fund.

     Initial borrowings under the Credit Facility have been used to purchase qualifying assets, to pay organizational costs and selling expenses of the Fund, and to provide for short-term liquidity needs of the Fund. Additional borrowings under the Credit Facility may be made in the future for these purposes. At December 31, 2001, amounts outstanding under the Credit Facility totaled $231,000,000.

     Additionally, Citibank, N.A. has provided up to $10,000,000 for use of letters of credit. As of December 31, 2001 a letter of credit in the amount of $1,908,885 is outstanding and was issued as a substitute for funding mortgage escrow accounts required by the lender of Bel Multifamily. The letter of credit expires on November 5, 2002 and automatically extends for successive one-year periods not to extend beyond March 1, 2008.

9    MANAGEMENT FEE AND OTHER TRANSACTIONS WITH AFFILIATES
--------------------------------------------------------------------------------
     Belport Capital and the Portfolio have engaged BMR as investment adviser. Under the terms of the advisory agreement with the Portfolio, BMR receives a monthly advisory fee of 5/96 of 1% (0.625% annually) of the average daily net assets of the Portfolio up to $500,000,000 and at reduced rates as daily net assets exceed that level. For the period from Belport Capital's start of business, March 14, 2001, to December 31, 2001, the advisory fee applicable to the Portfolio was 0.43% (annualized) of average daily net assets. Belvedere Capital's allocated portion of the advisory fee totaled $33,753,655 of which $3,487,825 was allocated to Belport Capital for the period from Belport Capital's start of business, March 14, 2001, to December 31, 2001.

     In addition, Belport Capital pays BMR, but for the fee cap described below, a monthly advisory and administrative fee of 1/20 of 1% (0.60% annually) of the average daily gross assets of Belport Capital reduced by the portion of the monthly advisory and management fees payable for such month by the Portfolio and BRC that is attributable to the value of Belport Capital's direct or indirect investment therein (but no such reduction is made to the extent that any such fee or portion thereof has been waived by BMR). The term "gross assets" with respect to Belport Capital is defined to include the current value of all of Belport Capital's assets (including Belport Capital's interest in Belvedere Capital and Belport Capital's ratable share of the assets of its controlled subsidiaries), without reduction by any liabilities. BRC pays BMR a monthly management fee at a rate of 1/20 of 1% (equivalent to 0.60% annually) of the average daily gross assets of BRC. The term "gross assets" with respect to BRC is defined to include the current value of all assets of BRC, including BRC's ratable share of the assets of its controlled subsidiaries, without reduction by any liabilities. For this purpose, the assets of BRC's controlled subsidiaries

BELPORT CAPITAL FUND LLC AS OF DECEMBER 31, 2001
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT'D
================================================================================

     are reduced by the proportionate interest therein of investors other than BRC. For the period from the start of business, March 14, 2001, to December 31, 2001, the advisory and administrative fee payable to BMR by Belport Capital, plus the management fee payable to BMR by BRC totaled $2,883,623.

     EVM and BMR do not receive separate compensation for serving as Manager of Belport Capital and Manager of Belvedere Capital, respectively.

     As compensation for its services as placement agent, Belport Capital pays EVD a monthly distribution fee at a rate of 1/120 of 1% (equivalent to 0.10% annually) of Belport Capital's average daily net assets. For the period from Belport Capital's start of business March 14, 2001, to December 31, 2001, Belport Capital's distribution fees paid or accrued to EVD totaled $799,935.

     BMR has agreed to waive a portion of the monthly advisory and administrative fee otherwise payable by Belport Capital to the extent that such a fee (prior to any reduction of such fees payable by the Portfolio that are attributable to the value of Belport Capital's direct or indirect investment therein), together with the monthly distribution fee payable to EVD and the management fee payable to BMR, exceeds 1/20th of 1% (equivalent to 0.60% annually) of Belport Capital's average daily gross assets (as defined above). For the period from the start of business March 14, 2001, to December 31, 2001, BMR has waived $799,935 of the advisory and administrative fee of Belport Capital.

     Pursuant to a servicing agreement between Belvedere Capital and EVD, Belvedere Capital pays a servicing fee to EVD for providing certain services and information to Shareholders. The servicing fee is paid on a quarterly basis at an annual rate of 0.15% of Belvedere Capital's average daily net assets and totaled $11,748,856 for the period from the start of business March 14, 2001, to December 31, 2001, of which $1,217,658 was allocated to Belport Capital. Pursuant to a servicing agreement between Belport Capital and EVD, Belport Capital pays a servicing fee to EVD on a quarterly basis at an annual rate of 0.25% of Belport Capital's average daily net assets, less Belport Capital's allocated share of the servicing fee payable by Belvedere Capital. For the period from the start of business, March 14, 2001, to December 31, 2001, the servicing fee paid directly by Belport Capital totaled $766,867. Of the amounts allocated to and incurred by Belport Capital, for the period from the start of business on March 14, 2001, to December 31, 2001, no amounts were paid to subagents.

     Management services for the real property held by Bel Multifamily, Monadnock and Casco are provided by an affiliate of each respective entity's Minority Shareholder (see Note 1B). Each management agreement provides for a management fee and allows for reimbursement of payroll expenses incurred by the managers in conjunction with managing each respective entity's properties (see Note 1B). For the period from the start of business on March 14, 2001, to December 31, 2001, BRC's controlled subsidiaries paid or accrued property management fees of $1,684,578.

BELPORT CAPITAL FUND LLC AS OF DECEMBER 31, 2001
================================================================================
INDEPENDENT AUDITORS' REPORT
================================================================================
TO THE SHAREHOLDERS OF BELPORT CAPITAL FUND LLC
AND SUBSIDIARIES:
--------------------------------------------------------------------------------

We have audited the accompanying consolidated statement of assets and liabilities, including the consolidated portfolio of investments, of Belport Capital Fund LLC and Subsidiaries, (collectively, the Fund) as of December 31, 2001, the related consolidated statements of operations, consolidated cash flows, the consolidated statement of changes in net assets and financial highlights for the period from the start of business, March 14, 2001, to December 31, 2001. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2001 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Fund as of December 31, 2001, the results of its operations, its cash flows, the changes in its net assets and financial highlights for the period from the start of business, March 14, 2001, to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 1, 2002

                                    SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned officer of its Manager, Eaton Vance Management, thereunto duly authorized.

                                     BELPORT CAPITAL FUND LLC
                                     (Registrant)

                                     By:  EATON VANCE MANAGEMENT, its Manager



                                     By:  /s/ Alan R. Dynner
                                          ---------------------------------
                                          Alan R. Dynner
                                          Vice President and Chief Legal Officer

Date:  July 29, 2002

                                  EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------

  3 Copy of Limited Liability Company Agreement of the Fund dated December 5, 2001 filed as Exhibit 3 to the Fund's Initial Registration Statement on Form 10 and incorporated herein by reference. (Note: the LLC Agreement also defines the rights of the holders of Shares of the Fund)

  4 Copy of Revolving Credit and Security Agreement dated as of March 14, 2001; Agreement of Amendment thereto dated as of September 28, 2001; Agreement of Amendment thereto dated as of March 13, 2002 filed as Exhibit 4 to the Fund's Initial
               Registration Statement on Form 10 and incorporated herein by reference.

  9            Not applicable and not filed.

 10(1) Copy of Investment Advisory and Administration Agreement between the Fund and Boston Management and Research dated March 7, 2001 filed as Exhibit 10(1) to the Fund's Initial Registration Statement on Form 10 and incorporated herein by reference.

 10(2) Copy of Management Agreement between Belport Realty Corporation and Boston Management and Research dated March 14, 2001 filed as
               Exhibit 10(2) to the Fund's Initial Registration Statement on Form 10 and incorporated herein by reference.

 10(3) Copy of Investor Servicing Agreement between the Fund and Eaton Vance Distributors, Inc. dated December 5, 2000 filed as Exhibit 10(3) the Fund's Initial Registration Statement on Form 10 and incorporated herein by reference.

 10(4) Copy of Custody and Transfer Agency Agreement between the Fund and Investors Bank & Trust Company dated December 5, 2000 filed as Exhibit 10(4) the Fund's Initial Registration Statement on Form 10 and incorporated herein by reference.

 11            Not applicable and not filed.

 12            Not applicable and not filed.

 21            List of Subsidiaries of the Fund.

 24            Not applicable and not filed.

 99            Form N-SAR of Eaton Vance Tax-Managed  Growth Portfolio (File No.
               811-7409) for its fiscal year ended December 31, 2001 filed electronically with the Securities and Exchange Commission under the Investment Company Act of 1940 on February 27, 2002 (Accession No. 0000940394-02-000091) (incorporated herein by reference pursuant to Rule 12b-32).

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